Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

QL HOLDINGS LLC

A Delaware Limited Liability Company

Dated as of July 1, 2020

THE UNITS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE DELAWARE SECURITIES ACT OF 1972, AS AMENDED, OR SIMILAR LAWS OR ACTS OF OTHER STATES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE UNITS IS RESTRICTED AS STATED IN THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT. BY THE EXECUTION OF THIS AGREEMENT AND THE ACQUISITION OF THE UNITS REPRESENTED HEREBY, EACH MEMBER REPRESENTS, AMONG OTHER THINGS, THAT HE, SHE OR IT IS ACQUIRING HIS, HER OR ITS UNITS FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND THAT HE, SHE OR IT WILL NOT SELL OR OTHERWISE DISPOSE OF HIS, HER OR ITS UNITS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

i

LIST OF SCHEDULES, APPENDICES AND EXHIBITS

Schedule I	List of Class A Members, Class A Units and Member Capital Contributions

Schedule II	List of Class B Members and Class B Units

Schedule III	Issued and Outstanding Common Units

Appendix I	Tax Allocations

Exhibit A	Form of Joinder Agreement

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

QL HOLDINGS LLC

A Delaware Limited Liability Company

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of QL Holdings LLC, a Delaware limited liability company (the “Company”), dated July 1, 2020, is made by and among the parties identified on Schedule I and Schedule II attached hereto (each such party, a “Member” and, together with each other Member and those other parties admitted to the Company from time to time as hereinafter provided, the “Members”), and Steven Yi, Eugene Nonko and Ambrose Wang (each, a “Founder” and, collectively, the “Founders”)

WITNESSETH:

WHEREAS, the Founders, QuoteLab Holdings, Inc., a Delaware corporation (“QLH”), White Mountains Capital, Inc., a Delaware corporation (“WMC”), Insignia QL Holdings, LLC, a Delaware limited liability company (“ICP Main Fund Buyer”), Insignia A QL Holdings, LLC, a Delaware limited liability company (“ICP Parallel Fund Buyer”) and certain other former Class B Members executed that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated February 26, 2019 (the “Existing LLC Agreement”).

WHEREAS, as of the date of this Agreement, the Members desire to amend and restate the Existing LLC Agreement in its entirety as set forth below.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms have the following meanings:

“6226 Election” has the meaning given that term in Section 15.03(a).

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. Code Section 18.01 - 101 et. seq.), and any successor statute, as amended from time to time.

“Additional Tax Distribution” has the meaning given that term in Section 5.01(c).

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person.

“Agreement” has the meaning given that term in the preamble.

“Alternative Sale” has the meaning given that term in Section 9.08(c).

“Alternative Sale Amount” has the meaning given that term in Section 9.08(c).

“Annual Operating Plan” has the meaning given that term in Section 3.09(b).

“Available Units” has the meaning given that term in Section 9.05(c).

“BBA Rules” shall mean Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, and any Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Board of Directors” has the meaning given that term in Section 6.01.

“Business” shall mean the development and/or implementation of advertising-related technologies, strategies, solutions and/or services to facilitate advertising transactions involving potential purchasers of insurance, travel or financial, education or home services, media companies and/or service providers, including, but not limited to, the operation of “owned and operated” lead sourcing sites, publisher-side demand management and/or optimization platforms, demand-side platforms, and/or the MediaAlpha exchange, on both an open and closed market basis in connection with such advertising-related technologies, strategies, solutions and/or services.

“Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which banks generally are required or authorized to be closed in New York, New York.

“Capital Account” shall mean the account maintained for each Member pursuant to Appendix I.

“Capital Contribution” shall mean any contribution by a Member to the capital of the Company.

“Cause”, with respect to any Person that is engaged under, or party to, a written employment, services or equity incentive agreement with the Company (or any Subsidiary) which includes a definition of “for cause” or “Cause”, shall be as defined in such agreement or, in the absence of such an agreement or with respect to any other Person, shall mean (i) such Person’s (A) plea of guilty or nolo contendere to, or indictment for, any felony or (B) conviction of a crime involving moral turpitude that has had or could reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries, (ii) such Person’s commitment of an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its Subsidiaries, (iii) such Person’s failure for any reason after ten (10) days’ written notice thereof to correct or cease any refusal or willful failure to comply with the lawful, reasonably appropriate requirement of the

Company, the Management Member (or any of their respective Subsidiaries), as communicated by the Chief Executive Officer of the Company or the Board of Directors in writing, (iv) such Person’s chronic absence from work other than for medical reasons, (v) such Person’s use of illegal drugs that has materially affected the performance of such Person’s duties, (vi) gross negligence or willful misconduct in such Person’s duties that has caused substantial injury to the Company, the Management Member (or any of their respective Subsidiaries), or (vii) such Person’s breach of any material provision under any written agreement with the Company, the Management Member (or any of their respective Subsidiaries).

“Certificate” has the meaning given that term in Section 2.01.

“Class A Member” has the meaning given that term in Section 9.02(a).

“Class A Units” has the meaning given that term in Section 3.03(a).

“Class B Member” shall mean any Member holding Class B Units.

“Class B Restricted Units Award” shall mean an agreement by and among the Company, the Management Member (if applicable) and any holder of Class B Units or Class 2 Units of the Management Member pursuant to which such Class B Units were issued.

“Class B Units” has the meaning given that term in Section 3.03(a).

“Closing Date Units” means the 284,211 Class A Units acquired by ICP Main Fund Buyer and ICP Parallel Fund Buyer, collectively, on the ICP Investment Date (as adjusted for any unit split, unit dividend or unit combination).

“Code” shall mean the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Commission” has the meaning given that term in Section 14.01(a).

“Common Units” has the meaning given that term in Section 3.03(a).

“Company” has the meaning given that term in the preamble.

“Company Representative” shall mean for any relevant taxable year of the Company to which the BBA Rules apply, WMC, acting in the capacity of the “partnership representative” (as such term is defined under the BBA Rules), or such other Person as may be appointed by the Board of Directors.

“Company Sale” has the meaning given that term in Section 9.04(a).

“Complete Holders” has the meaning given that term in Section 9.05(c).

“Contingent Consideration” has the meaning given that term in Section 9.08(c).

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, control of the board of directors, by contract or otherwise.

“Corporate Opportunity” has the meaning given that term in Section 13.01(a).

“Credit Agreement” shall mean that certain Credit Agreement, dated as of February 26, 2019, among the Company, QuoteLab, LLC, a Delaware limited liability company, the Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and Monroe Capital Management Advisors, LLC, as the administrative agent.

“Designating Member” has the meaning given that term in Section 6.02(a).

“Director” has the meaning given that term in Section 6.02(b).

“Distributable Cash” shall mean all cash, revenues and funds received by the Company from its operations and assets, less the sum of the following (to the extent paid or set aside by the Company): (i) all principal and interest payments on indebtedness and all other sums paid to lenders; (ii) all cash expenditures incurred in the normal operation of the Company’s business; and (iii) such reserves as the Board of Directors, in its sole discretion, deems reasonably necessary for the proper operation of the Company’s business.

“Drag Along Group” has the meaning given that term in Section 9.04(a).

“Drag Along Percentage” has the meaning given that term in Section 9.04(a).

“Drag Along Right” has the meaning given that term in Section 9.04(a).

“Encumbrance” means any security interest, claim, lien, pledge, option, encumbrance, charge, agreement, voting trust, proxy or other arrangement or restriction.

“Entity” shall mean any general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, limited liability partnership, cooperative or association.

“Entity Taxes” shall mean any U.S. federal, state, local and other taxes imposed on or payable by the Company or any Subsidiary of the Company under the BBA Rules (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto).

“Estimated Tax Distribution” has the meaning given that term in Section 5.01(c).

“Exchange Act” has the meaning given that term in Section 18.04(d).

“Existing LLC Agreement” has the meaning given that term in the recitals.

“Fair Market Value” shall mean, as of any date, the fair market value of the Company or any applicable asset, as the case may be, as determined in good faith by the Board of Directors or, if applicable, pursuant to Section 9.08.

“Final Put Trigger Date” has the meaning given that term in Section 9.08(a).

“First Put Trigger Date” has the meaning given that term in Section 9.08(a).

“Founder” and “Founders” have the meanings given those terms in the recitals.

“Full Participation Amount” has the meaning given that term in Section 9.08(d).

“Full Participation Notice” has the meaning given that term in Section 9.08(d).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Body” shall mean any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

“ICP” shall mean, individually and collectively, as the context may require, ICP Main Fund Buyer, ICP Parallel Fund Buyer and their respective Permitted Transferees. Any decision or action by ICP hereunder shall be made or taken by the Person(s) holding 51% of the aggregate Units held by ICP.

“ICP Investment Date” means February 26, 2019.

“ICP Main Fund” means Insignia Capital Partners, L.P.

“ICP Main Fund Buyer” has the meaning given that term in the recitals.

“ICP Parallel Fund” means Insignia Capital Partners (Parallel A), L.P.

“ICP Parallel Fund Buyer” has the meaning given that term in the recitals.

“ICP Representatives” has the meaning given that term in Section 6.02(b)(ii).

“Incomplete Holders” has the meaning given that term in Section 9.05(c).

“Indemnified Party” has the meaning given that term in Section 14.06.

“Indemnifying Party” has the meaning given that term in Section 14.06.

“Indemnitee” has the meaning given that term in Section 12.01.

“Involuntary Transfer” shall mean any Transfer, proceeding, order or action by or in which (a) a Member shall be involuntarily deprived or divested of any right, title or interest in or to any of the Units or (b) a holder of Management Member Units shall be involuntarily deprived or divested of any right, title or interest in or to any such Management Member

Units, including in each case, without limitation, any seizure under levy of attachment or execution, any Transfer in connection with bankruptcy, any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, or any Transfer pursuant to divorce or separation agreement or a final decree of a court in a divorce action.

“IPO Entity” has the meaning given that term in Section 18.15.

“IPO Reorganization” has the meaning given that term in Section 18.15.

“IPO Securities” has the meaning given that term in Section 18.15.

“Joinder Agreement” has the meaning given that term in Section 3.04.

“Judgment” shall mean any final judgment, order, award, writ, injunction, ruling or decree of any Governmental Body or arbitrator having competent jurisdiction.

“Law” shall mean any federal, state or local statute, law, ordinance, rule, regulation, Judgment, directive or principle of common law applicable to a Person or any such Person’s Subsidiaries, properties, assets, officers, directors, employees or agents.

“Liquidation Event” shall mean (i) any merger, sale or recapitalization of the Company, in which the Members of the Company immediately prior to such merger, sale or recapitalization, together with their Affiliates, do not, immediately after such merger, sale or recapitalization, hold at least a majority of the voting securities of the Company or voting securities of the resulting or surviving entity or the ultimate parent entity of such resulting or surviving entity or have the right to appoint a majority of the members of the Board of Directors (or similar governing body) of the Company or of the resulting or surviving entity or the ultimate parent entity of such resulting or surviving entity; or (ii) the sale, lease, Transfer, or other disposition, in a single transaction or series of related transactions, by the Company and/or its Subsidiaries to a Third Party of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, except where such sale, lease, Transfer or other disposition is pursuant to the grant of a security interest or mortgage or similar agreement entered into in connection with a financing transaction (it being understood that a foreclosure under such agreement shall not be covered by this exception); provided, however, that a conversion from a limited liability company to a corporation shall not, in and of itself, be a Liquidation Event.

“Management Member” means QL Management Holdings LLC, a Delaware limited liability company.

“Management Member LLC Agreement” means that certain Limited Liability Company Agreement of the Management Member, dated as of July 1, 2020, as may be amended, restated or otherwise modified from time to time in accordance with its terms.

“Management Member Representatives” has the meaning given that term in Section 6.02(b)(iii).

“Management Member Units” means the Class 1 Units and Class 2 Units of the Management Member.

“Member” and “Members” have the meanings given those terms in the preamble.

“Member Group” means each of (a) ICP, (b) WMC and its Permitted Transferees and (c) the Founders, QLH and their respective Permitted Transferees.

“Membership Interest” shall mean the ownership interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations and information, and to consent, approve or vote upon matters upon which Members are entitled to so consent, approve or vote upon hereunder. Each Member’s Membership Interest shall be represented by Units of Membership Interest which shall be designated as Class A Units or Class B Units. The number of Class A Units and Class B Units and the Membership Interests owned on the date hereof by the Class A Members and the Class B Members is shown on Schedule I and Schedule II, respectively. In the event that the Membership Interest of any Class A Member or Class B Member changes as a result of the admission of new Class A Members or Class B Members to the Company or otherwise, the Directors shall prepare, or cause the Company to prepare, a revised Schedule I or Schedule II, as applicable, showing the number of Units and the Membership Interest then owned by each Class A Member (and their respective Capital Contributions) and each Class B Member.

“New Securities” has the meaning given that term in Section 9.05(a).

“Offer Notice” has the meaning given that term in Section 9.02(b).

“Offer Price” has the meaning given that term in Section 9.02(b).

“Offered Units” has the meaning given that term in Section 9.02(b).

“Opportunity” has the meaning given that term in Section 13.01(a).

“Option Period” has the meaning given that term in Section 9.02(c).

“Other Business” has the meaning given that term in Section 13.02.

“Other Members” has the meaning given that term in Section 9.02(b).

“Outside Closing Date” has the meaning given that term in Section 9.08(c).

“Outside Redemption Date” has the meaning given that term in Section 9.08(a).

“Participating Holder” has the meaning given that term in Section 14.01(c).

“Participating Offeree” has the meaning given that term in Section 9.03(a).

“Participation Acceptance Notice” has the meaning given that term in Section 9.03(a).

“Participation Notice” has the meaning given that term in Section 9.03(a).

“Participation Threshold” has the meaning given that term in Section 3.03(b)(ii).

“Participation Units” has the meaning given that term in Section 9.03.

“Permitted Transferee” has the meaning given that term in Section 9.01(b); provided, however, that with respect to QLH, “Permitted Transferee” means any Permitted Transferee (as defined in Section 9.01(b)(ii)) of any of the Founders.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

“Piggyback Registration” has the meaning given that term in Section 14.02.

“Preemptive Rights Notice” has the meaning given that term in Section 9.05(b).

“Proceeding” has the meaning given that term in Section 12.01.

“Profits” and “Losses” have the meanings given those terms in Appendix I.

“Proposed Transaction” has the meaning given that term in Section 9.02(a).

“Public Offering” shall mean a public offering of Units (or any IPO Securities) of any class pursuant to an effective registration statement under the Securities Act.

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of February 3, 2019, by and among the Company, ICP Main Fund Buyer and ICP Parallel Fund Buyer.

“Put Closing” has the meaning given that term in Section 9.08(a). “Put Closing Date” has the meaning given that term in Section 9.08(a).

“Put Notice” has the meaning given that term in Section 9.08(a). “Put Option” has the meaning given that term in Section 9.08(a).

“Put Option Redemption Price” has the meaning given that term in Section 9.08(b).

“Put Trigger Date” has the meaning given that term in Section 9.08(a).

“Put Units” has the meaning given that term in Section 9.08(a).

“QLH” has the meaning given that term in the recitals.

“Qualified Public Offering” shall mean an initial Public Offering, on an internationally recognized U.S. or foreign exchange and underwritten by a firm of national standing, in which the proceeds received by the Company (or any Successor or other IPO Entity), net of underwriting discounts and commissions, equal or exceed $100 million and at a minimum enterprise value immediately prior to the initial Public Offering (assuming a price per equity security in such initial Public Offering multiplied by the number of IPO Securities at the time outstanding or issuable upon the exercise of outstanding options and warrants) of $450 million.

“Registrable Securities” has the meaning given that term in Section 14.01(a).

“Regulations” shall mean the income tax regulations promulgated under the Code and in effect, as amended, supplemented or modified from time to time.

“Related Party Transaction” has the meaning given that term in Section 10.01(l).

“Required Consents” has the meaning given that term in Section 10.01.

“Restricted Business” has the meaning given that term in Section 11.01(a).

“Restricted Unit Plan” has the meaning given that term in Section 18.03.

“Restricted Unit Redemption Amount” has the meaning given that term in Section 9.06.

“Right of First Offer” has the meaning given that term in Section 9.02(c).

“ROFO Acceptance Notice” has the meaning given that term in Section 9.02(c).

“ROFO Allotment” has the meaning given that term in Section 9.02(c).

“ROFO Transferor” has the meaning given that term in Section 9.02(a).

“Sale Request” has the meaning given that term in Section 9.04(a).

“Second Put Trigger Date” has the meaning given that term in Section 9.08(a).

“Securities Act” has the meaning given that term in Section 3.02(i).

“Seller” has the meaning given that term in Section 9.04(a).

“Sub Board” shall have the meaning given that term in Section 6.02(c).

“Subsequent Meeting” has the meaning given that term in Section 6.04(b).

“Subsidiary” shall mean, with respect to any Person, another Person (i) more than 50% of the total combined voting power of all classes of equity securities or other voting interests of which, or more than 50% of the equity securities of which, is owned, directly or indirectly, by such first Person or (ii) with respect to which such first Person has the direct or indirect power to direct or cause the direction of the management and policies of such entity, whether by contract or otherwise, and, unless the context otherwise requires, when used herein shall mean a Subsidiary of the Company.

“Successor” has the meaning given that term in Section 18.15.

“Tag Along Right” has the meaning given that term in Section 9.03(a).

“Tag Along Transaction” has the meaning given that term in Section 9.03.

“Tax Contest” shall mean any audit or administrative or judicial proceeding involving any asserted tax liability relating to the Company or its operations.

“Tax Distribution” has the meaning given that term in Section 5.01(c).

“Tax Rate” has the meaning given that term in Section 5.01(c).

“Terminating Member” has the meaning given that term in Section 9.06.

“Termination Event” has the meaning given that term in Section 9.07.

“Third Party” has the meaning given that term in Section 9.04(a).

“Transfer” has the meaning given that term in Section 9.01.

“Transferor” has the meaning given that term in Section 9.03.

“Units” shall mean Class A Units and Class B Units.

“Unit Fair Market Value” shall mean, as of any date and with respect to any Unit, the amount that would be distributed in respect of such Unit if the Company were sold on such date, on a cash-free, debt-free basis, at a price equal to the Fair Market Value of the Company, and the net proceeds from such sale were distributed in accordance with Section

17.02(b).

“Unitholder” shall mean any holder of Units.

“WMC” has the meaning given that term in the recitals.

“WMC Representatives” has the meaning given that term in Section 6.02(b)(i).

Other terms defined herein have the meanings so given them.

Section 1.02. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to Articles and Sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

Section 2.01. Formation; Effective Date. The Company was organized as a Delaware limited liability company on March 7, 2014 by the filing of a certificate of formation (the “Certificate”) with the Office of the Secretary of the State of Delaware under and pursuant to the Act. This Agreement shall be effective as of the date set forth in the preamble to this Agreement.

Section 2.02. Name. The name of the Company is “QL Holdings LLC”, a Delaware limited liability company, and all Company business must be conducted in that name or such other names that comply with applicable Law as the Board of Directors may select from time to time.

Section 2.03. Registered Office; Registered Agent; Principal Office. The registered agent and office of the Company required by the Act to be maintained in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 or such other agent or office (which need not be a place of business of the Company) as the Board of Directors may designate from time to time in the manner provided by Law. The principal office of the Company shall be at such place as the Board of Directors may designate from time to time. The Company may have such other offices as the Board of Directors may designate from time to time.

Section 2.04. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under Delaware Law.

Section 2.05. Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware. The Company shall have a perpetual existence.

ARTICLE III

MEMBERSHIP INTERESTS

Section 3.01. Members. The Members of the Company are set forth on Schedule I and Schedule II, which designate the Members as such and shall be amended from time to time to reflect the withdrawal of Members and the admission of new Members pursuant to this Agreement.

Section 3.02. Representations and Warranties of the Members. Each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date hereof that:

(a) if such Member is a corporation, it is duly organized, validly existing, and in good standing under the Law of the state of its incorporation;

(b) if such Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the Law of the state of its organization;

(c) if such Member is an Entity other than a corporation or limited liability company, it is duly formed, validly existing, and (if applicable) in good standing under the Law of the state of its formation and the representations and warranties in clauses (a) and (b) above, if applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other member thereof;

(d) if such Member is an Entity, it has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute, deliver and agree to this Agreement and to perform its obligations hereunder and all necessary actions by its board of directors, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

(e) if such Member is an individual, he or she has full legal capacity to execute, deliver and agree to this Agreement and to perform his or her obligations hereunder;

(f) such Member has duly executed and delivered this Agreement;

(g) such Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound;

(h) such Member acquired its Membership Interest for its own account, for investment only and not with a view to the distribution thereof, except to the extent provided in or contemplated by this Agreement;

(i) such Member recognizes that (i) the Membership Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from such registration, and agrees that it will not sell, offer for sale, Transfer, pledge or hypothecate its Membership Interests, in whole or in part, (A) in the absence of an effective registration statement covering such Membership Interests under the Securities Act, unless such sale, offer of sale, Transfer, pledge or hypothecation is exempt from registration for any proposed sale and (B) except in compliance with all applicable provisions of this Agreement, and (ii) the restrictions on Transfer imposed by this Agreement may severely affect the liquidity of an investment in the Membership Interests; and

(j) such Member (i) is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, (ii) is in such a financial situation that it can afford to bear the economic risk of holding the Membership Interests for an indefinite period of time and suffer complete loss of its investment in the Membership Interests, and (iii) is knowledgeable and experienced in financial and business matters such that it is capable of evaluating the merits and risks of its purchase of the Membership Interests.

Section 3.03. Common Units.

(a) The Company has established two classes of common Units (collectively, the “Common Units”), designated as Class A Common Units (“Class A Units”) and Class B Common Units (“Class B Units”), respectively, which have the designations, preferences, rights, powers and duties set forth herein. The Class B Units are reserved for issuance to Directors, officers, employees, consultants, service providers and advisors of the Company and its Subsidiaries as the Board of Directors may determine from time to time and will, except as otherwise may be determined by the Board of Directors, immediately after any such issuance (or on the date hereof in the case of Class B Units issued prior to the date hereof), be contributed to the Management Member in exchange for Class 2 Units of the Management Member. Any Class B Unit that is forfeited to or redeemed by the Company from the Management Member pursuant to Section 9.06 may be subsequently reissued by the Company in accordance with this Section 3.03(a). The Management Member shall provide consulting services, and shall cause its members to provide consulting services, to the Company upon request from time to time. As of the date of this Agreement, 169,943 Class B Units are authorized. The number of issued and outstanding Class A Units and Class B Units as of the date of this Agreement is shown on Schedule III.

(b) In addition to the other rights, privileges, obligations and duties set forth herein, the terms and provisions of the Common Units include the following:

(i) Voting Rights. Each holder of Class A Units shall have the right to one vote per Class A Unit, shall be entitled to notice of any meeting of Members in accordance with this Agreement, and shall be entitled to vote upon such matters and in such manner as may be provided by Law. Except as required by Law, the Class B Units shall each be non-voting and the holders thereof shall not be entitled to notice of meetings of the Members or written consent in lieu thereof.

(ii) Profits Interest. The Class B Units are intended to constitute “profits interests”, within the meaning of Revenue Procedure 2001-43, for U.S. federal income tax purposes and may be issued from time to time in exchange for the provision of future services to or for the benefit of the Company. The Company may make the Class B Units subject to the terms and conditions of an equity or Unit incentive plan, as the same may be amended or modified from time to time in accordance with its terms. The Board of Directors shall determine a “Participation Threshold” for each Class B Unit. The “Participation Threshold” for any Class B Unit as of any date of determination, with respect to (i) any Class B Unit issued prior to the ICP Investment Date, shall equal the aggregate amount that would have been received by the holders of the Company’s Units outstanding on the date of issuance of such Class B Unit if the Company were to have been sold on such date, on a cash-free, debt-free basis, at a price equal to the Fair Market Value of the Company, and the net proceeds therefrom were distributed in accordance with Section 17.02(b) and (ii) unless otherwise determined by the Board of Directors acting with unanimous consent, any Class B Unit issued on or after the ICP Investment Date, shall equal the sum of (x) the aggregate amount that would be received by the holders of the Company’s Units outstanding on the date of issuance of such Class B Unit if the Company were sold on such date, on a cash-free, debt-free basis, at a price equal to the Fair Market Value of the Company, and the net proceeds therefrom were distributed in accordance with Section 17.02(b), plus (y) a return equal to 8% per annum, compounding annually, on the amount described in clause (x) above for the period commencing on the date of issuance of such Class B Unit and ending on (and including) such date of determination. No Class B Unit shall participate in any distribution made pursuant to Section 5.01 or Section 17.02(b) hereof unless and until an aggregate amount equal to the Participation Threshold with respect to such Class B Unit has been distributed pursuant to Section 5.01 and/or Section 17.02(b) during the period from and after the most recent date of issuance of such Class B

Unit and up to and including the date of such distribution (after giving effect to any distributions on such date), but, with respect to any Class B Unit issued prior to the ICP Investment Date, excluding distributions of any Redemption Distribution Amount (as defined in the Existing LLC Agreement) or Adjustment Amount (as defined in the Existing LLC Agreement).

Section 3.04. New Members. Additional Persons may be admitted to the Company as Members and Unitholders and Membership Interests may be issued to those persons and to existing Members on such terms and conditions as determined by a majority of the Board of Directors and subject to compliance with the provisions of this Agreement (including Section 9.05) and obtaining, to the extent required by Section 10.01, the Required Consents. The terms of admission or issuance must specify the number of Units, class of Units, the price per Unit and Membership Interests applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Board of Directors shall reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties thereof. Any such admission shall be effective only after the new Member has executed and delivered to the Board of Directors a joinder agreement setting forth the new Member’s notice address, its agreement to be bound by this Agreement, the purchase price of its Membership Interest (or additional Membership Interest) and its representation and warranty that the representations and warranties in Section 3.02 are true and correct with respect to the new Member, in substantially the form attached hereto as Exhibit A (the “Joinder Agreement”).

Section 3.05. Liability to Third Parties. Except as to any obligation it may have under the Act to repay funds that may have been wrongfully distributed to it, no Member or Director shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

Section 3.06. Lack of Authority. No Member (other than a Member who is, and who is acting in the capacity of, a Director) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, in each case except for such powers as such Member may be granted in his or her capacity as an officer acting within the scope of such officer’s authority.

Section 3.07. Withdrawal. A Member does not have the right to withdraw from the Company as a Member (except in connection with a Transfer of its entire Membership Interest in accordance with this Agreement) and any attempt to violate the provisions of this Section 3.07 shall be legally ineffective and void ab initio.

Section 3.08. Founder Covenants. As an inducement to each of WMC, ICP Main Fund Buyer and ICP Parallel Fund Buyer to execute, deliver and perform its obligations hereunder and in consideration therefor, each Founder hereby covenants and agrees that such Founder shall (and shall cause its Permitted Transferees to):

(a) not (i) Transfer any shares of QLH capital stock, (ii) permit QLH to issue any new shares or rights to acquire shares of QLH capital stock to any Person, or (iii) grant, or permit QLH to grant, any beneficial interest, security interest, pledge or hypothecation of shares of QLH capital stock, in each case, without the prior written consent of WMC and ICP; provided, however, that shares of QLH capital stock may be Transferred by a holder thereof to a Permitted Transferee in accordance with, and subject to the restrictions set forth in, Section 9.01 as though such shares of QLH capital stock were Units; and

(b) in his, her or its capacity as a stockholder of QLH, (i) cause QLH to take or refrain from taking, as the case may be, all such actions as may be necessary to comply with QLH’s obligations as a Member hereunder and (ii) to the extent that any member(s) of the board of directors of QLH refuses or otherwise fails to approve any action that may be required in order for QLH to comply with such obligations, promptly take all such actions as may be necessary to remove such director(s) from the board of directors of QLH, and appoint, elect or cause to be elected replacement director(s) to the board of directors of QLH.

Section 3.09. Information Rights.

(a) All Members.

(i) All Members shall have the right to receive from the Company a copy of the Certificate and this Agreement, as amended from time to time, and, upon reasonable demand for any purpose reasonably related to the Member’s interest as a Member, such other information regarding the Company as is required by the Act, subject to reasonable conditions and standards established by the Board of Directors from time to time, which may include, without limitation, withholding of, or restrictions on, the use of confidential information. Notwithstanding the foregoing, each Member whose Units have met their Participation Threshold (if any) in any applicable year shall be entitled to receive from the Company a form K-1 or any successor federal tax form annually (and any equivalent forms for state and local income tax purposes) and any other information timely requested by such Member (with such Member bearing any reasonable out-of-pocket costs incurred in connection with such request) if such other information is reasonably necessary to prepare or file any other tax return of such Member (or its direct or indirect owners).

(ii) The Company shall permit the Members, upon reasonable prior notice, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be determined by the Board of Directors; provided, however, that the Company shall not be obligated under this Section 3.09(a)(ii) to furnish access or information to any Member that the Board of Directors determines in good faith to be a competitor of the Company or to furnish information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

(b) Class A Members. From and after the date hereof, (w) ICP, so long as ICP owns any Common Units, (x) WTM, so long as WTM owns any Common Units, (y) the Founders, so long as the Founders own, directly or indirectly, including through QLH or the Management Member, any Common Units, and (z) each other Class A Member, so long as such Class A Member, collectively with its Affiliates, holds, directly or indirectly, including through QLH or the Management Member, at least five percent (5%) of the Class A Units at the time issued and outstanding, in each case, shall have the right to receive from the Company the following information:

(i) as soon as available after the end of each fiscal year of the Company, and in any event within seventy-five (75) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and audited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, all prepared in accordance with GAAP consistently applied and setting forth, in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants approved by the Board of Directors;

(ii) as soon as available after the end of each fiscal quarter of the Company (other than the fourth fiscal quarter of each fiscal year), and in any event within thirty (30) days after the end of each fiscal quarter of the Company (other than the fourth fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and unaudited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter, prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth, in each case in comparative form, the figures for the previous fiscal quarter, all in reasonable detail;

(iii) as soon as available after the end of each fiscal month of the Company, and in any event within thirty (30) days after the end of each fiscal month of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and unaudited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such month and for the current fiscal year to the end of such month, prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto);

(iv) at least thirty (30) calendar days prior to the end of each fiscal year of the Company, a proposed annual budget and operating plan of the Company and its Subsidiaries (each, an “Annual Operating Plan”) for the next fiscal year, prepared on a monthly basis (which shall be subject to the approval of each applicable Member Group as provided in Section 10.01), and reasonably promptly after any Required Consents have been obtained, the final Annual Operating Plan actual adopted by the Board of Directors for each fiscal year (or in the event that any Required Consent is not obtained, the prior fiscal year’s Annual Operating Plan updated pursuant to Section 10.01(g)); and

(v) such other financial or other information or data concerning the Company’s affairs and the affairs of its Subsidiaries as may be reasonably required in order to meet any regulatory requirements applicable to such Member. In the event the Company is deemed to be a significant subsidiary of White Mountains Insurance Group, Ltd., the timetables for reporting set forth above may become accelerated.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.01. Contributions. The Capital Contributions of the Members as of the date of this Agreement are set forth on Schedule I, which Schedule I shall be revised from time to time to reflect the withdrawal of Members and the admission of new Members and to reflect changes in the number and class of Units and/or Capital Contributions of each Member. The Members acknowledge and agree that Schedule I may be maintained as a confidential record by the Company, and that, notwithstanding anything to the contrary set forth herein, to the extent permitted under applicable Law, each Member (other than Members holding Class A Units) waives such Member’s right to inspect any such information other than such Member’s ownership of Units.

Section 4.02. Profits and Losses. The Profits and Losses of the Company shall be allocated amongst the Members in accordance with the provisions of Appendix I attached hereto.

Section 4.03. Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions, except as provided in this Agreement. Except to the extent required to be paid pursuant to this Agreement, an unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions or to make any other payment.

Section 4.04. Advances by Members. With the consent of the Board of Directors, and any Required Consents pursuant to Section 10.01, any Member may advance funds to or on behalf of the Company on terms approved by the Board of Directors. An advance described in this Section 4.04 constitutes a loan from the Member to the Company, and is not a Capital Contribution.

ARTICLE V

DISTRIBUTIONS

Section 5.01. Distributions of Cash from Operations.

(a) The Board of Directors has the authority to retain and reinvest the cash from the Company’s operations and dispositions of the Company’s assets. The Board of Directors shall direct the officers of the Company to make good faith efforts to collect the accounts receivable of the Company. Except as otherwise set forth in this Agreement, distributions to Members of Distributable Cash or other assets shall be made only at such times and in such amounts as authorized by a majority of the Board of Directors, and other than as set forth in this Agreement, the Board of Directors shall have no obligation or duty to distribute Distributable Cash or other assets to the Members prior to the dissolution and liquidation of the Company; provided, however, that the Board of Directors shall distribute cash to pay in full Tax Distributions in accordance with Section 5.01(c).

(b) Any distributions (other than distributions upon a dissolution of the Company pursuant to Section 17.01, which shall be made in accordance with Section 17.02(b)), shall be made to the holders of Class A Units and Class B Units pro rata in proportion to the number of such Units held by each Member; provided, however, that no distribution shall be made in respect of a Class B Unit until the Participation Threshold applicable to such Class B Unit (determined pursuant to Section 3.03(b)(ii)) has been satisfied. Notwithstanding the foregoing, any distribution otherwise payable with respect to a Class B Unit that is not a vested Unit shall be retained by the Company and, either, (i) once such Class B Unit is vested, distributed to the holder of such Class B Unit or (ii) if such Class B Unit is forfeited, distributed in accordance with the preceding sentence.

(c) In one or more installments and no later than February 28th following each fiscal year of the Company, to the extent there is Distributable Cash, the Company shall distribute to each Member (including holders of Class B Units (whether vested or not vested)) an aggregate amount of cash (the “Estimated Tax Distribution”) equal to (i) the highest effective marginal federal and state income tax rate applicable to Persons who are Members or who beneficially own Units through their ownership in a Member (taking into account the character of the taxable income allocable to the applicable Member for the applicable year and the deductibility of state taxes against federal income) (the “Tax Rate”), multiplied by (ii) the estimated amount of such Member’s allocable share of the taxable income of the Company for such year, if any, reduced by payments of estimated taxes paid by the Company on behalf of such Member or with respect to such Member pursuant to a group return. The Company shall use reasonable efforts to make such Estimated Tax Distributions for each fiscal year that is twelve (12) months in four quarterly installments on dates that correspond to the date that estimated tax payments are owed by individuals to the Internal Revenue Service. In addition, on or before April 15th following each fiscal year of the Company, the Company shall distribute to each Member (including holders of Class B Units (whether vested or not vested)) an amount of cash (the “Additional Tax Distribution”, and together with the Estimated Tax Distribution, the “Tax Distribution”) equal to (A) the Tax Rate multiplied by the actual amount of such Member’s allocable share of the taxable income of the Company for such year, if any, minus (B) the Estimated Tax Distribution with respect to such year paid to such Member minus (C) payments of estimated taxes paid by the Company on behalf of such Member or with respect to such Member pursuant to a group return with respect to such year. For purposes of computing the Estimated Tax Distribution and the Additional Tax Distribution, a Member’s allocable share of taxable income of the Company shall exclude any allocations to a Member under Section 704(c) of the Code with respect to property contributed by the Member (including such allocations from the sale or disposition of such property), and any adjustments pursuant to Code Sections 734, 743 and 754 and any amounts required to be included in income as a result of a change in accounting method from the cash method to the accrual method and deductions allocated under Section 6 of Appendix I. In determining the amount of a Tax Distribution, the Board of Directors may reduce a Member’s allocable share of taxable income by prior year loss allocations to such Member, but only to the extent such losses have not previously been used to reduce determinations of a Member’s allocable share of taxable income for purposes of determining Tax Distributions. In the event that a Tax Distribution pursuant to this clause (c) is limited by the amount of Distributable Cash, the amount distributable to each Member shall be reduced pro rata in proportion to the amounts the Members would otherwise receive under this clause (c). Any Tax Distribution shall be considered an advance of a distribution pursuant to Section 5.01(a).

ARTICLE VI

DIRECTORS

Section 6.01. Management by Directors. Except for any matters for which the approval of the Members is required by nonwaivable provisions of applicable Law or as otherwise set forth in this Agreement: (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of directors (the “Board of Directors”); and (ii) the Board of Directors may make all decisions and take all actions for the Company. Except as expressly provided herein, all decisions and actions taken by the Board of Directors shall require the affirmative vote of a majority of the Directors at the time in office.

Section 6.02. Number of Directors.

(a) The Board of Directors shall be comprised of natural Persons (each such Person is referred to herein as a “Director” and they are collectively referred to herein as the “Directors”). Each Director is a “manager” within the meaning of the Act. The Board of Directors shall be comprised of no more than six (6) Directors as set forth below. The Board of Directors may from time to time elect one (1) Director to serve as Chairman. The initial Chairman of the Board of Directors shall be Morgan W. Davis. Upon the Chairman’s death, insanity, retirement, resignation or removal, the remaining Directors may, but shall not be required to, designate another Director as the Chairman. The Chairman shall preside at meetings of the Board of Directors and of the Members. Directors do not need to be residents of Delaware. Neither the Members nor the Board of Directors shall have the authority to remove or replace any Director, except as provided in Section 6.03. In the event that any Member or Members authorized to designate Directors pursuant to this Section 6.02 (solely for purposes of this Section 6.02, each such Member, a “Designating Member”) shall lose such right in accordance with Section 6.02(b), the Director(s) designated by such Designating Member shall automatically be removed (provided, however, that in the event that a Designating Member loses the right to designate only one Director designated by such Designating Member, such Designating Member shall be entitled to determine which such Director designated by such Designating Member shall be removed), and the number of Directors comprising the Board of Directors shall be automatically and correspondingly reduced by the number of such removed Directors; provided, however, that if such reduction in the number of Directors would result in (x) one Designating Member no longer having the right to designate any Directors pursuant to this Section 6.02 and (y) an even number of Directors designated by each of the other Designating Members, then in lieu of a reduction in the size of the Board of Directors, such removal shall result in a vacancy on the Board of Directors, and such vacancy on the Board of Directors shall be filled by the holders of a majority of Class A Units then outstanding.

(b) The following individuals shall be the members of the Board of Directors:

(i) for so long as WMC, collectively with its Affiliates, continues to hold, directly or indirectly, at least twelve and one-half percent (12.5%) of the issued and outstanding Class A Units, two Directors designated by WMC; and for so long as WMC, collectively with its Affiliates, continues to hold at least five percent (5%) but less than twelve and one-half percent (12.5%) of the issued and outstanding Class A Units, one Director designated by WMC (in either such case, the “WMC Representative(s)”). The WMC Representatives shall initially be Morgan W. Davis and Chris Delehanty. Each WMC Representative shall hold office until such WMC Representative’s death, insanity, retirement, resignation or removal. For so long as at least one WMC Representative serves on the Board of Directors, each committee of the Board of Directors shall include at least one WMC Representative as a member.

(ii) for so long as ICP continues to hold, directly or indirectly, at least twelve and one-half percent (12.5%) of the issued and outstanding Class A Units, one Director designated by ICP Main Fund and one Director designated by ICP Parallel Fund; and for so long as ICP continues to hold at least five percent (5%) but less than twelve and one-half percent (12.5%) of the issued and outstanding Class A Units, one Director designated by ICP Main Fund (in either case, the “ICP Representative(s)”). The ICP Representatives shall initially be Tony Broglio and Nick Detrempe. Each ICP Representative shall hold office until such ICP Representative’s death, insanity, retirement, resignation or removal. For so long as at least one ICP Representative serves on the Board of Directors, each committee of the Board of Directors shall include at least one ICP Representative as a member.

(iii) for so long as the Founders continue, collectively, directly or indirectly through QLH, the Management Member or another Permitted Transferee, to own at least twelve and one-half percent (12.5%) of the issued and outstanding Class A Units, two Directors designated by the Founders; and for so long as the Founders continue, collectively, directly or indirectly through QLH, the Management Member or another Permitted Transferee, to own at least five percent (5%) but less than twelve and one-half percent (12.5%) of the issued and outstanding Class A Units, one (1) Director designated by the Founders (in either case, the “Management Member Representative(s)”); provided, however, that, for so long as at least two Management Member Representatives serve on the Board of Directors, one (1) of the Management Member Representatives shall be the then-current Chief Executive Officer of the Company. The Management Member Representatives shall initially be Steven Yi (the Chief Executive Officer) and Eugene Nonko. Each Management Member Representative shall hold office until such Management Member Representative’s death, insanity, retirement, resignation or removal. For purposes of clarification, for purposes of determining the percentage of the issued and outstanding Class A Units held by the Founders pursuant to this Section 6.02(b), each Founder shall be deemed to own indirectly (i) a number of Class A Units equal to the number of Class 1 Units of the Management Member held directly or indirectly by such Founder and his Permitted Transferees and (ii) such portion of the Class A Units held by QLH that is equivalent to his or her percentage ownership of QLH.

(c) If any board of managers, board of directors or similar governing body of any Subsidiary (a “Sub Board”) consists of (i) one or more Management Member Representatives and one or more WMC Representatives, then an equal number of ICP Representatives shall also be appointed to such Sub Board; (ii) one or more ICP Representatives and one or more WMC Representatives, then an equal number of Management Member Representatives shall also be appointed to such Sub Board; or (iii) one or more ICP Representatives and one or more Management Member Representatives, then an equal number of WMC Representatives shall also be appointed to such Sub Board.

Section 6.03. Vacancies; Removal; Resignation. Except as otherwise provided in the last sentence of Section 6.02(a), any vacancy on the Board of Directors shall be filled by a Director designated by the Person or Persons originally entitled to designate such Director, unless such Person or Persons have lost the right to make such designation pursuant to Section 6.02(b). Except as otherwise provided herein, any Director can be removed or replaced only by delivery of a written notice to the Company by the Person or Persons who were originally entitled to designate such Director. Any Director may be removed “for cause” by the majority of the other Directors at the time in office. For purposes of this Section 6.03, “for cause” means (i) commission of an act of fraud or embezzlement against the Company or any Subsidiary, (ii) conviction of a felony or a crime involving moral turpitude, or (iii) breach of fiduciary duty owed to the Company (including its Subsidiaries) or the Members, in each case, pursuant to a Judgment. Removal of a Director shall have no effect on such Director’s ownership of Units. Any Director may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the remaining Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 6.04. Meetings.

(a) Unless otherwise required by Law or this Agreement, a majority of the total number of Directors fixed by this Agreement shall constitute a quorum for the transaction of business of the Board of Directors, and the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors; provided, however, that if at any meeting of the Board of Directors a WMC Representative, an ICP Representative or a Management Member Representative is not present, the WMC Representative, ICP Representative or Management Member Representative, as applicable, that is present may cast the vote of such absent Director (and such absent Director shall be deemed present at such meeting for the purposes of constituting a quorum). Subject to the requirements of the Act or this Agreement with respect to notice of meetings, Directors may participate in and hold a meeting of the Board of Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(b) Notwithstanding anything set forth in Section 6.04(a) hereof, for so long as there are (x) any WMC Representatives serving on the Board of Directors, the presence of at least one (1) WMC Representative, (y) any ICP Representatives serving on the Board of Directors, the presence of at least one (1) ICP Representative, and (z) any Management Member Representatives serving on the Board of Directors, the presence of at least one (1) Management Member Representative, in each case, is required to constitute a quorum for the transaction of business of the Board of Directors; provided, however, that if all of the WMC Representatives then in office, all of the ICP Representatives then in office or all of the Management Member Representatives then in office, as applicable, are absent from two (2) consecutive properly noticed meetings of the Board of Directors, the second such meeting shall be adjourned until such time as determined by the Directors so present at such meeting, which time shall be set forth in a notice of such subsequent meeting of the Board of Directors (“Subsequent Meeting”) given to all Directors at least five (5) Business Days prior to such Subsequent Meeting, and if such absent Director(s) are not present at such Subsequent Meeting, the presence of a majority of the total number of Directors fixed by this Agreement (whether or not such majority includes such absent Directors) shall constitute a quorum of the Board of Directors.

(c) Meetings of the Board of Directors may be held at such place or places as shall be determined from time to time by the Directors. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(d) Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by the Directors. Notice of such regular meetings shall be provided at least three (3) Business Days in advance in writing.

(e) Unless otherwise waived by all of the Directors, special meetings of the Board of Directors may be called by any Director with at least two (2) Business Days prior notice, other than in exigent circumstances in which case special meetings of the Board of Directors may be called by any Director with at least twenty-four (24) hours prior notice to each other Director. Such notice shall state generally the purpose or purposes of such meeting, or the business to be transacted at such meeting.

(f) The Company shall pay the reasonable out-of-pocket expenses incurred by the Directors in connection with their attendance at meetings of the Board of Directors or any committees thereof.

Section 6.05. Action by Written Consent. Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by a majority of Directors, including at least one WMC Representative, one ICP Representative and one Management Member Representative (in each case, so long as there is at least one WMC Representative, one ICP Representative and one Management Member Representative, as applicable, then serving on the Board of Directors). A facsimile, electronic mail or other electronic transmission consenting to an action to be taken and transmitted by a Director shall be deemed to be written, signed and dated for purposes of this Section 6.05 to the extent permitted by Law. Such consent shall have the same force and effect as a unanimous vote at a meeting of the Board of Directors and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board of Directors. Promptly after the Board of Directors takes any action by written consent, the Company shall promptly provide a copy of such action by written consent to each Director who did not execute such action by written consent.

ARTICLE VII

OFFICERS

Section 7.01. Officers. Subject to any Required Consents pursuant to Section 10.01, the Board of Directors may designate one or more individuals (who may or may not be Directors) to serve as officers of the Company. The Company shall have such officers as the Board of Directors may from time to time determine, which officers may (but need not) include a Chief Executive Officer, a Chief Technology Officer, a Chief Financial Officer, a Chief Marketing Officer, a President, one or more Vice Presidents (and in the case of each such Vice President, with such descriptive title, if any, as the Board of Directors shall deem appropriate), a Secretary, an Assistant Secretary and a Treasurer. Any two or more offices may be held by the same person. The Chief Executive Officer of the Company is and, until removed in accordance with Section 10.01, shall be Steven Yi. The Chief Technology Officer is and, until removed in accordance with Section 10.01, shall be Eugene Nonko. The Chief Financial Officer is and, until removed in accordance with Section 10.01, shall be Tigran Sinanyan. The Chief Marketing Officer is and, until removed in accordance with Section 10.01, shall be Ambrose Wang. The foregoing sentence is not intended to create a contract for employment by and between the Company and the foregoing individual or to give such individual a right to enforce any provision of this Section 7.01. The other officers of the Company shall be designated by the Board of Directors.

Section 7.02. Compensation. The Company shall have the authority to pay and provide compensation and other benefits to the officers and employees of the Company (and its Subsidiaries). The compensation and benefits of all officers of the Company (and its Subsidiaries) shall be fixed from time to time by the Board of Directors, unless otherwise delegated by the Directors to a particular officer.

Section 7.03. Term of Office; Removal; Filling of Vacancies. Each officer of the Company shall hold office at the pleasure of the Board of Directors until his successor is chosen and qualified in his stead or until his earlier death, resignation, retirement, disqualification or removal from office. Any officer designated by the Board of Directors may be removed at any time by the Directors for any reason, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. The Board of Directors may abolish any office at any time.

Section 7.04. Chief Executive Officer. The Chief Executive Officer of the Company shall have day-to-day supervision of the affairs of the Company, subject at all times to the authority of the Board of Directors.

Section 7.05. Powers and Duties. The several officers of the Company shall perform such other duties and services and exercise such further powers as may be provided by statute or this Agreement, or as the Board of Directors may from time to time determine or as may be assigned to them by any competent superior officer. The Board of Directors may also at any time limit or circumvent the enumerated duties, services and powers of any officer. In addition to the designation of officers and the enumeration of their respective duties, services and powers, the Board of Directors may grant powers of attorney to individuals to act as agent for or on behalf of the Company, to do any act which would be binding on the Company, to incur any expenditures on behalf of or for the Company, or to execute, deliver and perform any agreements, acts, transactions or other matters on behalf of the Company. Such powers of attorney may be revoked or modified as deemed necessary by a majority of the Board of Directors.

ARTICLE VIII

MEETINGS OF MEMBERS

Section 8.01. Meetings.

(a) A quorum shall be present at a meeting of Members if the holders of a majority of Class A Units then issued and outstanding are represented at the meeting in person or by proxy. At any meeting at which a vote is to be taken on a class or series basis, a quorum shall be present with respect to that class or series if the holders of a majority of the Units then issued and outstanding of that class or series are represented at the meeting in person or by proxy. With respect to any matter to be voted on at a meeting, except as otherwise expressly provided herein, the affirmative vote of the holders of a majority of the issued and outstanding Class A Units at which a quorum is present shall be the act of the Members. The holders of Class B Units shall not be entitled to vote in respect of any such Units on any matter to be voted on by the Members.

(b) All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided, however, that any or all Members entitled to vote may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 8.04.

(c) The chairman of the meeting shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the holders of a majority of the Class A Units present at the meeting. Upon the resumption of such adjourned meeting, but subject to the presence of a quorum, any business may be transacted that might have been transacted at the meeting as originally called.

(d) An annual meeting of the Members, for the purpose of the delivery of an annual report of the Board of Directors, may, but need not be, held. Any annual meeting of the Members shall be held at such place, within or without the State of Delaware, on such date and at such time as the Board of Directors shall fix and set forth in the notice of such meeting.

(e) Special meetings of the Members for any proper purpose or purposes may be called at any time by any of the Directors. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members. No Member shall have the power to require that a special meeting of the Members be held.

(f) Written or printed notice (including by electronic mail or other electronic transmission as permitted by Law) stating the place, day and hour of a meeting of the Members and the purpose or purposes for which such meeting is called, shall be delivered not less than seven nor more than sixty (60) calendar days before the date of such meeting, either personally or by mail (including by electronic mail or other electronic transmission as permitted by Law), by or at the direction of the Board of Directors, to each Member entitled to vote at such meeting. If mailed, any such notice shall be deemed to be delivered on the third day after it is deposited in the United States mail, addressed to the Member at such Member’s address provided under his signature to this Agreement, with postage thereon prepaid. Notice of any meeting may be waived by Members holding at least seventy-five percent (75%) of the issued and outstanding Class A Units.

(g) The date on which notice of a meeting of Members is mailed (including by electronic mail or other electronic transmission as permitted by Law) shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting, including any adjournment thereof.

Section 8.02. Proxies. A Member may vote either in person or by proxy executed in writing by the Member. Electronic mail or other electronic transmission or similar transmission by the Member, or a facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section 8.02. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable or this Agreement provides otherwise.

Section 8.03. Conduct of Meetings. All meetings of the Members shall be presided over by the chairman of the meeting, who shall be the Chairman of the Board of Directors so long as a Chairman has been designated or, if not, a Director (or representative thereof) designated by a majority of the Board of Directors. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

Section 8.04. Action by Written Consent or Telephone Conference. Subject to Section 10.01, any action which is submitted by the Board of Directors to the Members and which could be taken by the Members at a meeting of Members may be taken by the Members by written consent of the Members holding at least a majority of the then outstanding Class A Units (or of the class or series, if such vote is on a class or series basis). Electronic mail or other electronic transmission consenting to an action to be taken and transmitted by a Member, or by a Person or Persons authorized to act for a Member, shall be deemed to be a written consent for purposes of this Section 8.04 to the extent permitted by Law. Promptly after the Members take any action by written consent, the Company shall promptly provide a copy of such action by written consent to each Member who did not execute such action by written consent.

Section 8.05. Attendance at Meetings. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE IX

TRANSFER OF UNITS

Section 9.01. Permitted Transfers. No holder of Units may sell, assign, hypothecate, grant or suffer a security interest or pledge in, or otherwise transfer (a “Transfer”) any Units except in accordance with this Article IX:

(a) Prior to a Public Offering or Liquidation Event, no holder of Units may Transfer any Units other than (i) in compliance with Section 9.02 (Right of First Offer) and Section 9.03 (Tag Along Rights), including to an Other Member or the Company pursuant to Section 9.02 or as a Participating Offeree pursuant to Section 9.03, pursuant to Section 9.04 (Company Sale; Drag Along) or pursuant to Section 14.01 (Piggyback Registration), or (ii) as follows:

1. with the written consent of a majority of the Board of Directors, including the affirmative vote of at least one (1) Director designated by each Member or group of Members that are entitled to designate a Director;

2. except in the case of the Management Member, to such holder’s Permitted Transferees (as defined in Section 9.01(b) below); provided, however, that such Permitted Transferee shall agree in writing, prior to and as a condition precedent to such Transfer, to be bound by the terms of this Agreement by the execution and delivery of a Joinder Agreement; or

3. pursuant to a repurchase of Units by the Company from a Member who provides services to the Company (or any Subsidiary) or the Management Member, as applicable, either (A) in accordance with the terms of this Agreement and the applicable Class B Restricted Units Award or (B) in connection with the cessation of such services, pursuant to a written agreement between the Company, such Member and, if applicable, a holder of Management Member Units providing for the right of such repurchase upon termination of service at a price no greater than the price originally paid therefor by such Member, or, if greater, with the written consent of a majority of the Board of Directors, including the affirmative vote of at least one (1) Director designated by each Member or group of Members that are entitled to designate a Director.

(b) For purposes hereof a “Permitted Transferee” shall mean:

(i) with respect to any Person that is not a natural Person (but excluding QLH), such Person’s Affiliates, and shall include, in the case of WMC or any other Member whose ultimate parent entity is publicly held, any continuing or new ultimate parent entity of such Member (and such Person’s Affiliates) in connection with a change of control transaction (whether by merger, consolidation, corporate reorganization, share exchange, share sale, change in the board of directors or otherwise in a single transaction or series of related transactions) involving the ultimate parent entity of such Member;

(ii) with respect to any Person that is a natural person, (A) in the event of a bona fide estate planning transaction in which the Member retains voting control of any Class A Units Transferred, made for no consideration and not made with the intent to or result of circumventing the intent of this Agreement, (i) such Person’s spouse, lineal descendants (including adopted children) or ancestors, (ii) any custodian or trustee of any trust, partnership, limited liability company or other entity wholly for the benefit of, or the ownership interests of which are owned wholly by, such Member and/or any such Member’s spouse, lineal descendants (including adopted children) or ancestors or (iii) a charitable foundation under the control of such Person, (B) upon the death of such Person, his or her estate, heirs, executors or administrators or, a trustee of a trust under his or her will or transferee by intestacy, or (C) the Management Member.

Section 9.02. Right of First Offer.

(a) Right of First Offer. In the event that any Member holding Class A Units (a “Class A Member”) (such Member, for purposes of this Section 9.02(a), a “ROFO Transferor”) proposes to effect a Transfer of all or any portion of the Class A Units held by such ROFO Transferor, other than pursuant to Section 9.01(a)(ii) (Permitted Transfers), Section 9.03 as a Participating Offeree, Section 9.04 (Drag Along) or Section 14.01 (Registration Rights) (a “Proposed Transaction”), such ROFO Transferor shall, prior to Transferring any Class A Units, comply with the provisions of this Section 9.02(a) and, if applicable, Section 9.03 hereof.

(b) Offer Notice. Such ROFO Transferor shall deliver written notice (the “Offer Notice”) of its desire to consummate a Proposed Transaction to the Company and the other Class A Members (the “Other Members”). The Offer Notice shall specify (i) the name of the prospective transferee and the total number of Class A Units of the ROFO Transferor proposed to be Transferred in the Proposed Transaction (the “Offered Units”), (ii) the purchase price per Unit proposed to be paid therefor (the “Offer Price”), the payment terms, type of consideration and type of transfer to be effectuated, (iii) the proposed time and place of closing, and (iv) any other economic or material non-economic terms and conditions of such Proposed Transaction. The Offer Notice shall constitute an irrevocable offer to sell all of the Offered Units to the Other Members and, with respect to any Offered Units not acquired by the Other Members, to the Company, on the basis described below.

(c) Other Members Right of First Offer. For a period of thirty (30) calendar days after the date of each Offer Notice given pursuant to Section 9.02(b) (each, an “Option Period”), the Other Members shall have the right to purchase any or all of the Offered Units at the Offer Price (and in the same form of consideration specified in the Offer Notice) in accordance with this Section 9.02(c) (the “Right of First Offer”). Each Other Member electing to exercise the Right of First Offer shall deliver within the Option Period a written notice to the ROFO Transferor and the Company (a “ROFO Acceptance Notice”) specifying the number of Offered Units that such Other Member will purchase from the ROFO Transferor on the terms set forth in the Offer Notice, which ROFO Acceptance Notice shall constitute an irrevocable offer to purchase such number of Offered Units. Each Other Member shall initially have the right to purchase up to that number of Offered Units which is equal to the product obtained by multiplying (x) the total number of Offered Units by (y) a fraction, the numerator of which is the total number of Class A Units held by such Other Member on the date of the Offer Notice and the denominator of which is the total number of Class A Units held by all of the Other Members on the date of the

Offer Notice (such number of Offered Units, an Other Member’s “ROFO Allotment”). In the event any Other Member does not elect to acquire any or all of its ROFO Allotment, then all Other Members who have elected pursuant to a valid ROFO Acceptance Notice to purchase a number of Offered Units greater than their ROFO Allotment shall, in addition to their ROFO Allotment, have the right to purchase the unclaimed ROFO Allotments pro rata based upon their relative holdings of Class A Units. The process described in the preceding sentence shall be applied iteratively until all of the Offered Units have been allocated to purchasing Other Members; provided, however, that if there remain unclaimed ROFO Allotments after the expiration of the Option Period, then the Company shall have the option (exercisable upon written notice to the ROFO Transferor within five (5) Business Days after the end of the Option Period) to purchase all or any portion of such unclaimed ROFO Allotments on and subject to the terms of the Right of First Offer. The ROFO Transferor shall notify each Other Member and the Company promptly after the end of the Option Period of the number of Offered Units which it has been allocated for purchase. The closing for any purchase of Units by any Other Member or the Company under this Section 9.02 shall take place within sixty (60) calendar days after the expiration of the applicable Option Period. At such closing, the ROFO Transferor shall deliver a duly executed assignment agreement transferring such Offered Units to each such Other Member or the Company, as the case may be, free and clear of any Encumbrance, against delivery of the purchase price therefor. Each of the ROFO Transferor and the purchasing Other Member(s) or the Company, as the case may be, shall bear its own costs and expenses in connection with a purchase and sale pursuant to this Section 9.02, and shall be entitled to receive customary representations and warranties (e.g., as to authority, enforceability, title and no brokers, as applicable) from the other party to such transaction.

(d) Sale to Proposed Transferee. In the event that the Other Members and the Company do not elect to exercise their respective Rights of First Offer as set forth in this Section 9.02 with respect to all of the Offered Units, the ROFO Transferor may consummate a sale of the remaining Offered Units to a proposed transferee at a price per Unit not less than the Offer Price and on terms and conditions that are substantially similar in all material respects to (and on economic terms that are no more favorable than) those terms and conditions set forth in the Offer Notice (including as to the form of consideration), subject to compliance with the provisions of Section 9.03. If the ROFO Transferor’s Transfer to a proposed transferee is not consummated on or prior to the date that is ninety (90) calendar days after the later of the expiration of the Right of First Offer and the expiration of the Tag Along Right set forth in Section 9.03, if applicable, the Proposed Transaction described in the applicable Offer Notice shall be deemed to have lapsed and any subsequent Transfers of Units shall be in violation of the provisions of this Agreement unless the ROFO Transferor once again complies with the provisions of this Section 9.02 and Section 9.03 in connection with such Proposed Transaction.

Section 9.03. Tag Along Rights. In the event that any Class A Member (such Class A Member, for purposes of this Section 9.03, a “Transferor”) proposes to Transfer all or any portion of the Class A Units held by such Transferor in a Proposed Transaction with respect to which the Rights of First Offer under Section 9.02 above are not exercised with respect to all of the Offered Units of such Transferor proposed to be Transferred in such Proposed Transaction (for purposes of this Section 9.03, a “Tag Along Transaction”), such Transferor may Transfer such remaining Offered Units (the “Participation Units”) only after complying with, and pursuant to and in accordance with the following provisions of, this Section 9.03.

(a) When desiring to effect a Tag Along Transaction, the Transferor shall give prior written notice of such intended Tag Along Transaction to the Other Members. Such notice (the “Participation Notice”) shall set forth (i) the name of the prospective transferee and the total number of potential Participation Units held by the Transferor, (ii) the purchase price per Unit proposed to be paid therefor, the payment terms, type of consideration and type of transfer to be effectuated, (iii) the proposed time and place of closing, and (iv) any other economic or material non-economic terms and conditions of such Tag Along Transaction, and may be given concurrently with the Offer Notice required by Section 9.02. Each such Other Member desiring to participate in such Tag Along Transaction (each, a “Participating Offeree”) shall, by delivering notice in writing to the Transferor and to the Company (a “Participation Acceptance Notice”) within thirty (30) calendar days following the delivery of the Participation Notice by the Transferor to such Other Member, have the opportunity and right (the “Tag Along Right”) to sell to the purchasers in such Tag Along Transaction (on the same terms and conditions as the Transferor (provided that (i) ICP shall not be required to enter into or agree to any non-competition, non-solicitation, no-hire or similar covenant (other than employee non-solicitation or no-hire covenants that are limited to ICP and its direct and indirect owners and are not otherwise applicable to Affiliates (including other portfolio companies) of ICP or such direct and indirect owners and cover only the Company’s senior management employees) or make representations or warranties concerning the operation, business, capitalization, liabilities, financial condition or assets of the Company and its Subsidiaries or their respective businesses or any other Member of the Company and (ii) the maximum aggregate liability of any ICP Participating Offeree in connection with such Transfer shall be capped at the new proceeds actually received by such ICP Participating Offeree)) up to that number of Class A Units equal to the product obtained by multiplying (i) the number of Participation Units by (ii) a fraction, the numerator of which is the total number of Class A Units held by such Other Member on the date of the Participation Notice and the denominator of which is the total number of Class A Units held by the Transferor and all of the Participating Offerees on the date of the Participation Notice. The Participation Acceptance Notice shall indicate the maximum number of Participation Units that such Participating Offeree would be willing to Transfer in such Tag Along Transaction (not to exceed such Participating Offeree’s pro rata share as described above).

(b) Promptly after the date by which the Participating Offerees were required to deliver Participation Acceptance Notices to the Transferor (and in any event within ten (10) calendar days thereafter), the Transferor shall notify each Participating Offeree which has delivered a Participation Acceptance Notice of the number of Participation Units elected to be sold by such Participating Offeree that will be included in the Tag Along Transaction and the date on which the Tag Along Transaction will be consummated, which shall be no later than sixty (60) calendar days after the date by which the Participating Offerees were required to deliver Participation Acceptance Notices to the Transferor. In the event that the Transferor fails to complete the Tag Along Transaction within ninety (90) calendar days after the date of the Participation Notice, the Tag Along Transaction described in the Participation Notice shall be deemed to have lapsed and any subsequent Transfers of Units shall be in violation of the provisions of this Agreement unless the Transferor once again complies with the provisions of this Section 9.03 in connection with such Tag Along Transaction.

(c) At the closing of any Tag Along Transaction, the Transferor, together with all Participating Offerees, shall deliver to the proposed transferee such documents and/or instruments required by the proposed transferee to be executed and delivered in connection with such Tag Along Transaction (provided that (i) ICP shall not be required to enter into or agree to any non-competition, non-solicitation, no-hire or similar covenant (other than employee non-solicitation or no-hire covenants that are limited to ICP and its direct and indirect owners and are not otherwise applicable to Affiliates (including other portfolio companies) of ICP or such direct and indirect owners and cover only the Company’s senior management employees) or make representations or warranties concerning the operation, business, capitalization, liabilities, financial condition or assets of the Company and its Subsidiaries or their respective businesses or any other Member of the Company and (ii) the maximum aggregate liability of any ICP Participating Offeree in connection with such Transfer shall be capped at the new proceeds actually received by such ICP Participating Offeree) and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee. The Transferor and each of the Participating Offerees shall bear their own costs and expenses in connection with a Tag Along Transaction. Each Participation Acceptance Notice shall be irrevocable and each such Participating Offeree delivering a Participation Acceptance Notice shall be obligated to sell, but only on terms and conditions no less favorable than those terms and conditions specified in the Participation Notice (and, with respect to any ICP Participating Offeree, subject to the proviso in the first sentence of this Section 9.03(c)), such number of Participation Units as specified in such ICP Participating Offeree’s Participation Acceptance Notice. To the extent that any prospective transferee in a Tag Along Transaction refuses to purchase any or all of the Class A Units tendered by a Participating Offeree pursuant to this Section 9.03, the Transferor shall not sell any Participation Units to such prospective transferee unless, simultaneously with such sale, such Transferor purchases such tendered Class A Units from such Participating Offeree on the same terms and conditions as the Transferor receives with respect to its Participation Units in the Tag Along Transaction; provided, however, that the Transferor shall not be subject to this prohibition to the extent any Participating Offeree refuses to comply with the same requirements as the Transferor complies with in connection with the Tag Along Transaction which are reasonably necessary to consummate such sale, including the execution and delivery of agreements with, and the making of representations and warranties to, the prospective transferee (but, with respect to any ICP Participating Offeree, subject to the proviso in the first sentence of this Section 9.03(c)).

(d) In connection with any Tag Along Transaction, the Participating Offerees shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the prospective transferee to the same extent as the Transferor; provided that (i) ICP shall not be required to enter into or agree to any non-competition, non-solicitation, no-hire or similar covenant (other than employee non-solicitation or no-hire covenants that are limited to ICP and its direct and indirect owners and are not otherwise applicable to Affiliates (including other portfolio companies) of ICP or such direct and indirect owners and cover only the Company’s senior management employees) or make representations or warranties concerning the operation, business, capitalization, liabilities, financial condition or assets of the Company and its Subsidiaries or their respective businesses or any other Member of the Company and (ii) the maximum aggregate liability of any ICP Participating Offeree in connection with such Transfer shall be capped at the new proceeds actually received by such ICP Participating Offeree). Without limiting the generality of the foregoing, but subject to the proviso set forth above, each Participating Offeree agrees to execute and deliver such agreements as may be reasonably requested by the prospective transferee to which the Transferor will also be party, including, without limitation, agreements to (A) (1) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Class A Units being Transferred and its power, authority and legal right to Transfer such Class A Units and the absence of any adverse claim with respect to such Class A Units and (2) be liable as to such representations, warranties, covenants and other agreements and (B) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its Subsidiaries; provided, however, that in the case of the foregoing clause (B), each Participating Offeree’s liability in respect of such representations, warranties, covenants and agreements shall be on a pro rata (based on the proportion of the aggregate transaction consideration received) but several (and not joint) basis with all other Participating Offerees and the Transferor and, in the case of each of the foregoing clauses (A) and (B), such liability shall not exceed the proceeds actually received by such Participating Offeree for his or its Class A Units, and, to the extent that an indemnification escrow has been established, such liability shall be satisfied out of any funds escrowed for such purpose prior to recourse against such Participating Offeree.

Section 9.04. Company Sale; Drag Along.

(a) If at any time the Member or Members of the Company holding at least a majority of the then outstanding Class A Units (such Member or Members being referred to herein as the “Drag Along Group”) elect to consummate, or cause the Company to consummate, any transaction, whether by sale of Units, sale of assets of the Company or any Subsidiary, merger, recapitalization, reorganization or otherwise, pursuant to which one or more parties other than the Company or the Members or any of their respective Affiliates (each a “Third Party”) shall own in excess of fifty percent (50%) of the Class A Units of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, in each case, in a single transaction or series of related transactions (such transaction, a “Company Sale”), then the Drag Along Group shall be entitled, at their option, to require each other Member (including the Management Member on behalf of the holders of Management Member Units) (each, a “Seller”) to include all of his, her or its Common Units (other than the portion of Common Units held by any Founder (including any Common Units held indirectly through QLH or the Management Member) or the Management Member that a Founder or other holder of Management Member Units agrees to contribute to a customary equity rollover) in such Company Sale (the “Drag Along Right”). The Drag Along Right shall be exercised by written notice (the “Sale Request”) to each Seller at least twenty (20) calendar days prior to the closing of the proposed Company Sale. The Sale Request shall set forth the terms and conditions of such proposed Company Sale, including the name of the prospective transferee, the number of Units and/or securities convertible or exercisable into Units proposed to be sold or exchanged by the Drag Along Group and the Sellers in the proposed Company Sale, the percentage of Common Units which are being sold in such Company Sale (the “Drag Along Percentage”), the amount and type of consideration to be received by the Members, the proposed time and place of closing and any other material terms and conditions of the proposed Company Sale. In the event that a proposed Company Sale that is the subject of a Sale Request is consummated, each Seller shall be obligated to consummate, consent to and raise no objection to such Company Sale and take all other actions reasonably necessary or desirable to consummate such Company Sale on the terms proposed by the Drag Along Group as set forth in the Sale Request (subject to the other provisions of this Section 9.04). Without limiting the generality of the foregoing, but subject to the other provisions of this Section 9.04, (i) if the Company Sale is structured as a merger, consolidation or sale of assets, each Seller will vote or cause to be voted all the Common Units that he, she or it holds or with respect to which he, she or it has the power to direct the voting in favor of such proposed Company Sale and will waive all appraisal, dissenters and similar rights and hereby grants a proxy in favor of the Drag Along Group to vote the Seller’s Common Units of the Company in accordance with this Section 9.04(a) and (ii) if the Company Sale is structured as a sale or redemption of Units, each Seller will agree to sell the Drag Along Percentage of its Units on the same terms and conditions as the Drag Along Group. Each proxy granted in the foregoing sentence is irrevocable, coupled with an interest and shall survive until the earlier of the consummation or abandonment of any Company Sale.

(b) Subject to the other provisions of this Section 9.04, each Member, whether in his, her or its capacity as a Seller, Member, officer or Director of the Company, shall take or cause to be taken all actions reasonably requested by the Drag Along Group in order to expeditiously consummate any Company Sale that is the subject of a Sale Request, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments as may be reasonably requested and otherwise cooperating with the Drag Along Group and any prospective transferee. Without limiting the generality of the foregoing, but subject to the other provisions of this Section 9.04, each Member agrees to execute and deliver such agreements as may be reasonably requested by the Drag Along Group to which such Drag Along Group will also be party, including, without limitation, agreements to (i) (1) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Units and its power, authority and legal right to transfer such Units and the absence of any adverse claim with respect to such Units and (2) be liable as to such representations, warranties, covenants and other agreements and (ii) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its Subsidiaries; provided, however, that in the case of the foregoing clause (ii), each Member’s liability in respect of such representations, warranties, covenants and agreements shall be on a pro rata (based on the proportion of the aggregate transaction consideration received) but several (and not joint) basis with all other Members and, in the case of each of the foregoing clauses (i) and (ii), such liability (together with any other liability of such Member in such Company Sale, including for payment of expenses pursuant to Section 9.04(c)) shall not exceed the proceeds actually received by such Member for his or its Units, and, to the extent that an indemnification escrow has been established, such liability shall be satisfied out of any funds escrowed for such purpose prior to recourse against such Member. In connection with any Company Sale, no Seller shall be obligated to agree to any non-competition, non-solicitation, no-hire or similar covenant that restricts its business activity before or after the closing of such Company Sale (other than employee non-solicitation or no-hire covenants that are limited to the direct and indirect owners of such Seller and are not otherwise applicable to Affiliates (including other portfolio companies) of such Seller or such direct and indirect owners and cover only the Company’s senior management employees). If any holder of Common Units is given an option as to the form and amount of consideration to be received in any Company Sale that the subject of a Sale Request, all holders of Common Units will be given the same option. To the maximum extent permitted by Law, with respect to any actions taken or omitted by any officer or Director of the Company in furtherance of such Person’s obligations under this Section 9.04, each of the Company and each of the Members (including the Management Member on behalf of the holders of Management Member Units) hereby waives any claim or cause of action against any such Person for any breach of fiduciary duty.

(c) Each Member (including the Management Member on behalf of the holders of Management Member Units) shall be obligated to pay, from the proceeds otherwise to be received by such Member in a Company Sale, such Member’s pro rata amount (based on the proportion of the aggregate transaction consideration received by all Members participating in such Company Sale) of expenses incurred in connection with such Company Sale for the benefit of all Sellers that are not otherwise paid by the Company or the acquiring party (provided, however, that expenses incurred by or on behalf of a Seller for its, her or his sole benefit shall not be considered expenses incurred for the benefit of all Sellers; provided further, however, that the expenses incurred in connection with a Company Sale by any Founder that, at the time of a Company Sale, has a service relationship with the Company or any Subsidiary shall be paid by the Company or the acquiring party). Notwithstanding the foregoing, the Company shall reimburse ICP for up to $250,000 of reasonable and documented out-of-pocket expenses incurred by ICP in connection with any actual or potential Company Sale, regardless of whether such expenses are for the benefit of all Sellers.

(d) For the avoidance of doubt, the proceeds of any Company Sale will be distributed to the Members in accordance with Section 17.02(b) (after taking into account the portion of Common Units held by any Founder (including any Common Units held indirectly through QLH or the Management Member) or the Management Member that such Founder or other holder of Management Member Units, as applicable, agrees to contribute to a customary equity rollover as a part of such Company Sale).

(e) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Unitholder shall enter into, and the Board of Directors shall not approve or authorize or permit or cause the Company or any Subsidiary to enter into, any Company Sale pursuant to a definitive agreement entered into prior to the date that is the third anniversary of the ICP Investment Date, without the prior written consent of ICP unless the aggregate amount of (i) the net proceeds payable to ICP in connection with the consummation of the applicable Company Sale in respect of the Closing Date Units, plus (ii) the aggregate amount of distributions (including any Tax Distributions) made by the Company to ICP in respect of the Closing Date Units up to and including the date on which such Company Sale is consummated equals or exceeds, (x) with respect to any Company Sale for which a binding definitive agreement is entered into prior to the date that is eighteen (18) months after the ICP Investment Date, an amount equal to the result of (1) 1.5 multiplied by (2) the Adjusted Purchase Price (as defined in the Purchase Agreement), or (y) with respect to any Company Sale for which a binding definitive agreement is entered into from and after the date that is eighteen (18) months after the ICP Investment Date, but prior to the third anniversary of the ICP Investment Date, an amount equal to the result of (1) 2.0 multiplied by (2) the Adjusted Purchase Price (as defined in the Purchase Agreement). For the avoidance of doubt, this Section 9.04 may be enforced against any Member other than ICP with respect to any Company Sale, notwithstanding that such Company Sale does not satisfy the requirements of this Section 9.04(e).

Section 9.05. Preemptive Rights.

(a) Right to Purchase New Securities. If the Company or any Subsidiary proposes to issue or sell New Securities (as hereinafter defined), the Company will, or will cause such Subsidiary to, first offer each Class A Member the right to purchase a portion of such New Securities equal to a fraction, the numerator of which shall equal the number of Class A Units outstanding, on a fully diluted basis (after assuming the exercise or conversion of all outstanding securities which are exercisable for or convertible into Class A Units) then held by such Member, and the denominator of which shall equal the aggregate number of Class A Units then outstanding on a fully diluted basis (after assuming the exercise or conversion of all outstanding securities which are exercisable for or convertible into Class A Units) and held by all Class A Members (with such portion hereinafter referred to as each Class A Member’s “pro rata share” for purposes of this Section 9.05). For purposes of this Section 9.05, “New Securities” shall mean (x) any Units or other equity securities of the Company or any Subsidiary, whether now authorized or not, and rights, options or warrants to purchase equity securities of the Company or any Subsidiary, and other securities of the Company or any Subsidiary of any type whatsoever that are, or may become, convertible into, or exchangeable or exercisable for, equity securities of the Company or any Subsidiary and any borrowings, direct or indirect, from financial institutions or other persons by the Company or any Subsidiary, whether or not presently authorized, including any type of loan or payment endorsed by any type of debt instrument, but only to the extent such borrowings contain any equity features and (y) any debt securities of the Company or any Subsidiary issued to any Member of the Company or any Affiliate of any Member of the Company; provided, however, that “New Securities” shall not include:

(i) equity securities of the Company or any Subsidiary issued as a pro rata dividend to holders of equity securities of, or upon any subdivision or combination of equity securities of, the Company or any Subsidiary, in each case, approved by the Board of Directors;

(ii) securities issued in connection with a Public Offering;

(iii) equity securities of the Company or any Subsidiary issued pursuant to an employee or incentive plan approved by the Board of Directors, including any such equity securities issued to the Management Member pursuant to such plan;

(iv) equity securities of the Company or any Subsidiary, not to exceed twenty (20%) percent of the fully diluted ownership interests (after assuming the exercise or conversion of all outstanding securities which are exercisable for or convertible into ownership interests) of the Company or such Subsidiary, as the case may be, issued pursuant to an acquisition or similar business combination, whether structured as a merger, consolidation or otherwise, approved pursuant to Section 10.01, if applicable; or

(v) equity securities of the Company or any Subsidiary, not to exceed five (5%) percent of the fully diluted ownership interests (after assuming the exercise or conversion of all outstanding securities which are exercisable for or convertible into ownership interests) of the Company or Subsidiary, as the case may be, (A) issued pursuant to any loan agreement or debt financing from a bank or similar financial or lending institution that is not Affiliated with any Member of the Company, which loan agreement or debt financing evidences indebtedness incurred in compliance with, or for which no Required Consents are required pursuant to, clause (iv) of Section 10.01(a), or (B) in connection with strategic transactions involving the Company or any Subsidiary, including joint ventures and manufacturing, marketing or distribution arrangements; provided, however, that such strategic arrangements are primarily for other than equity financing purposes.

(b) Notice of Issuance of New Securities. In the event the Company (or any Subsidiary) proposes to issue New Securities, the Company shall give the Class A Members written notice of such intention, describing the type and terms of the New Securities, the price and terms upon which the Company (or such Subsidiary) proposes to issue the same, the anticipated closing date and any other material terms or conditions of such issuance (a “Preemptive Rights Notice”). Each Class A Member shall have twenty (20) calendar days after its receipt of a Preemptive Rights Notice to elect to purchase up to such Class A Member’s pro rata share of the New Securities, for the price and upon the other terms and conditions specified in the Preemptive Rights Notice, by giving written notice thereof to the Company stating the quantity of New Securities to be purchased.

(c) Right of Over-Allotment. Each Class A Member shall have a right of over-allotment such that, if any Class A Member fails to exercise its right hereunder to purchase such Class A Member’s full pro rata share of any New Securities covered by a Preemptive Rights Notice (the “Incomplete Holders”), the Class A Members purchasing their full respective pro rata share of such New Securities (the “Complete Holders”) may elect to purchase up to their pro rata share of New Securities which have not been purchased by the Incomplete Holders (the “Available Units”) as hereinafter provided. Promptly following the end of the twenty (20) calendar day period following the Company’s delivery of Preemptive Rights Notices, the Company shall give written notice to the Complete Holders of the amount of Available Units, if any. Each Complete Holder shall have fifteen (15) calendar days from the date such notice is given by the Company to elect to purchase up to such Complete Holder’s pro rata share of such Available Units, for the price and upon the other terms and conditions specified in the Preemptive Rights Notice, by giving written notice thereof to the Company stating the quantity of Available Units to be purchased.

(d) Sale to Third Parties. In the event the Class A Members fail to exercise the preemptive right and the right of over-allotment set forth above within the periods referred to above for the full amount of New Securities proposed to be issued in any Preemptive Rights Notice, the Company (or the applicable Subsidiary) shall have ninety (90) days after the expiration of the over-allotment period to sell any New Securities not elected to be purchased by the Class A Members, at a price and upon terms no more favorable to the purchasers thereof than specified in the Preemptive Rights Notice. In the event the Company (or the applicable Subsidiary) does not, within such ninety (90) day period, sell such New Securities covered by the Preemptive Rights Notice that are not elected to be purchased by the Class A Members, the Company (or such Subsidiary) shall not thereafter issue or sell such New Securities without first offering such securities to the Class A Members in the manner provided above.

(e) Expiration of Preemptive Rights. The preemptive right granted under this Section 9.05 shall expire upon a Qualified Public Offering.

Section 9.06. Redemption of Class B Units. Subject to the last sentence of this Section 9.06, upon the occurrence of a Termination Event (as defined in Section 9.07) in respect of a holder of Class B Units or Class 2 Units of the Management Member (a “Terminating Member”), the Company shall have the right, but not the obligation, at any time within four (4)

months after the Termination Event, to elect by written notice to redeem some or all of (a) the Class B Units then held by such Terminating Member or (b) the Class B Units then held by the Management Member which are attributable to the Class 2 Units of the Management Member then directly or indirectly held by such Terminating Member, in each case, at a purchase price per Class B Unit equal to the Restricted Unit Redemption Amount. In the event the redemption right in the foregoing sentence is being exercised with respect to Class B Units held by the Management Member which are attributable to Class 2 Units of the Management Member with respect to which the Management Member intends to make a corresponding repurchase of Class 2 Units of the Management Member from a Terminating Member, then the Company shall effect such redemption by either (i) redeeming the applicable Class B Units from the Management Member immediately followed by the Management Member’s payment of the Restricted Unit Redemption Amount received in respect of such Class B Units to the applicable Terminating Member in exchange for the redemption of a corresponding number of Class 2 Units of the Management Member or (ii) having the Management Member issue directly to the Terminating Member the Class B Units to be redeemed in exchange for the corresponding Class 2 Units of the Management Member held by such applicable Terminating Member immediately followed by the Company’s repurchase of such Class B Units directly from such applicable Terminating Member. As used herein, the “Restricted Unit Redemption Amount” shall mean (a) $0.00 with respect to each Class B Unit which is unvested under the terms of the applicable Class B Restricted Units Award as of the effective date of the Termination Event and (b) with respect to each Class B Unit which is vested under the terms of the applicable Class B Restricted Units Award as of the effective date of the Termination Event, (i) in the event of a Termination Event deemed to be for Cause or resulting from such Terminating Member’s breach of any non-competition, confidentiality or non-solicitation covenants to which such Terminating Member is bound or pursuant to an Involuntary Transfer, $0.00, and (ii) otherwise, an amount equal to the Unit Fair Market Value of such Unit. The Company shall pay to such Terminating Member or, if applicable, the Management Member, the Restricted Unit Redemption Amount in exchange for and in full satisfaction of the Terminating Member’s or Management Member’s entire interest in the Class B Units that the Company elects to redeem under this Section 9.06. Payment of the Restricted Unit Redemption Amount shall be made within thirty (30) calendar days after the Company gives notice of its election to redeem such Class B Units, by delivery of a cashier’s check or wire transfer of immediately available funds. Notwithstanding the foregoing, to the extent the Board of Directors determines in its reasonable discretion that the terms of any agreement evidencing any indebtedness of the Company Subsidiary would prohibit the Company from paying the entire amount of any Restricted Unit Redemption Amount in cash during the four (4) month period after the applicable Termination Event, the Company shall have the right, but not the obligation, to pay all or any portion of such Restricted Unit Redemption Amount (but only to the extent so prohibited) by executing and delivering to any Terminating Member an unsecured promissory note issued by the Company for the Restricted Unit Redemption Amount. Such note shall mature on the earlier to occur of (i) the third anniversary of the date of such note and (ii) a Liquidation Event, the dissolution of the Company in accordance with Section 17.01 or an initial Public Offering. The principal amount of each such note shall be payable in equal annual installments, and the due date of the first installment shall be fixed by the Board of Directors no later than the first anniversary of the date of such note; provided, however, that to the extent the Board of Directors determines in its reasonable discretion that the terms of any agreement evidencing any indebtedness of the Company Subsidiary would prohibit the Company from paying any installment (or any portion thereof) in cash on the original due date of such installment, such installment (or such portion thereof) shall be deferred and shall become due and payable upon the due date of the next installment or, if applicable, upon the maturity of the note. Interest shall accrue on the outstanding principal balance of any such note from the date of such note until the date such principal amount is repaid at an annually compounded rate per annum equal to the lesser of (A) The Wall Street Journal prime rate or (B) the maximum rate permissible under applicable Law; provided, however, that in no event shall the rate of interest be lower than the short-term Applicable Federal Rate, compounded semiannually, for the month in which the note is issued, and such interest shall be payable to the Terminating Member annually starting on the due date of the first installment. Any Class B Units redeemed by the Company under this Section 9.06 shall be deemed canceled and available for future issuance pursuant to this Agreement. Notwithstanding the foregoing, in the event of a conflict between the terms of this Section 9.06 and the terms of any individual Class B Restricted Units Award, the terms of such Class B Restricted Units Award shall control.

Section 9.07. Definition of Termination Event. A “Termination Event” shall have occurred with respect to a holder of Class B Units or Class 2 Units of the Management Member upon any of the following events:

(a) any attempted Transfer by such holder of any Class B Unit or Class 2 Unit of the Management Member that is in violation of this Agreement or the Management Member LLC Agreement or, to the extent of any conflict between this Agreement or the Management Member LLC Agreement and the applicable Class B Restricted Units Award, the applicable Class B Restricted Units Award (which attempted Transfer shall, for the avoidance of doubt, be considered null and void);

(b) the termination of such Person’s employment with the Company (or any Subsidiary) or other service relationship as a director, manager, officer, employee, consultant or advisor of the Company (or any Subsidiary);

(c) any Involuntary Transfer; or

(d) such other event or events as may be described in the applicable Class B Restricted Units Award.

Section 9.08. ICP Put Option.

(a) On each of (i) the date that is the fifth anniversary of the ICP Investment Date (the “First Put Trigger Date”), (ii) the date that is the seventh anniversary of the ICP Investment Date (the “Second Put Trigger Date”), and (iii) the date that is the ninth anniversary of the ICP Investment Date (the “Final Put Trigger Date” and, together with the First Put Trigger Date and the Second Put Trigger Date, each, a “Put Trigger Date”), ICP shall have the right, but not the obligation, by delivery of a written notice to the Company on or prior to such Put Trigger Date (a “Put Notice”), to require the Company to redeem all, but not less than all, of the Units held by ICP as of the relevant Put Closing Date (as defined below) (the “Put Units”) for an amount of cash equal to the Put Option Redemption Price (as defined below) (each such right, a “Put Option”). With respect to each Put Option, the closing of the Company’s redemption of the Put Units (the “Put Closing”) shall occur on the date specified by the Company to ICP in writing, which date shall be no earlier than the applicable Put Trigger Date and no later than the date that is twelve (12) months after such Put Trigger Date (such later date, with respect to the applicable Put Option, the “Outside Redemption Date” and the date of such closing, the “Put Closing Date”). ICP’s exercise of any Put Option shall be irrevocable and may not be withdrawn by ICP without the prior written consent of the Board of Directors. In the event that any member of ICP Transfers any of its Units at any time, whether before or after the exercise of a Put Option by ICP (or the occurrence of any Liquidation Event, as applicable) to any Person that is not a member of ICP (i.e., not a Permitted Transferee of ICP Main Fund Buyer or ICP Parallel Fund Buyer or another member of ICP), each Put Option and the rights set forth in Section 9.08(d) with respect to such Transferred Units shall terminate and be of no further force or effect.

(b) The “Put Option Redemption Price” shall equal the aggregate Unit Fair Market Value of the Put Units as of the Put Closing Date (determined without taking into account any discounts for illiquidity, lack of marketability or other similar discounts), which Unit Fair Market Value, solely for the purpose of determining the Put Option Redemption Price, shall be determined as follows: At least seventy-five days prior to the Put Closing Date, the Board of Directors (which shall be deemed to exclude the ICP Representatives for all purposes of this Section 9.08) shall deliver to ICP a statement setting forth its determination of Unit Fair Market Value, together with reasonable support therefor, and ICP shall deliver to the Board of Directors a statement setting forth its determination of Unit Fair Market Value, together with reasonable support therefor. To the extent of any disagreement between ICP and the Board of Directors regarding the Unit Fair Market Value, ICP and the Board of Directors shall use commercially reasonable efforts to negotiate a resolution to such disagreements during the thirty-day period following the delivery of such statements. If ICP and the Board of Directors are unable to resolve such differences during such thirty-day period, then at the end of such thirty-day period, ICP and the Company shall (i) jointly engage an independent appraiser or valuation specialist that is acceptable to ICP and to the Company, (ii) each promptly submit a statement setting forth its respective determination of Unit Fair Market Value to such independent appraiser or valuation specialist, together with any written supporting documentation and calculations, and (iii) jointly instruct such independent appraiser or valuation specialist to, within thirty days after such independent appraiser or valuation specialist is retained by ICP and the Company, determine the Unit Fair Market Value by selecting either ICP’s determination of Unit Fair Market Value or the Board of Directors’ determination of Unit Fair Market Value. ICP and the Company shall not engage in ex parte communications with the independent appraiser or valuation specialist, and the independent appraiser or valuation specialist shall make its decision solely on the basis of one written submission by each of ICP and the Company. No discovery shall be permitted and no hearing shall be held.

(c) If ICP validly exercises a Put Option in accordance with this Section 9.08, the Company may, in lieu of effecting the Put Closing on or prior to the Outside Redemption Date, engage a nationally recognized investment banking firm reasonably acceptable to ICP to conduct a marketing process with respect to a Liquidation Event and, on or prior to the Outside Redemption Date, enter into a binding definitive agreement to consummate a Liquidation Event with a bona fide Third Party purchaser that has sufficient financial resources to consummate such Liquidation Event (whether through customary debt and equity commitments, cash on hand, other available financing or a combination of the foregoing) in which all Class A Members participate (an “Alternative Sale”) and actually consummate such Alternative Sale no later than 180 days after the Outside Redemption Date (the “Outside Closing Date”). In the event that the Company elects to pursue and, on or prior to the Outside Redemption Date, actually enters into a binding definitive agreement with respect to an Alternative Sale in lieu of effecting the Put Closing on or prior to the Outside Redemption Date, upon the consummation of such Alternative Sale on or prior to the Outside Closing Date and notwithstanding anything to the contrary in this Agreement, ICP shall be entitled to receive an amount (the “Alternative Sale Amount”) in respect of the Put Units equal to the aggregate amount of the Unit Fair Market Value with respect to all of the Units held by ICP as of the date such Alternative Sale is consummated, which Unit Fair Market Value, solely for the purposes of determining the Alternative Sale Amount, shall be determined on the basis of a Fair Market Value for the Company and its Subsidiaries, taken as a whole, based on the transaction value ascribed to the Company and its Subsidiaries (or the assets of the Company and its Subsidiaries, as applicable) in such Alternative Sale; provided, however, that if the consideration payable in connection with such Alternative Sale consists of any deferred, contingent or escrowed consideration (“Contingent Consideration”), such Contingent Consideration shall not be taken into account for purposes of determining such ascribed transaction value and Alternative Sale Amount and, when and if such Contingent Consideration is actually received by the Company or its Members, the Company shall promptly recalculate the Alternative Sale Amount taking into account the amount of Contingent Consideration so received and distribute or cause to be paid to ICP the amount of any such increase to the Alternative Sale Amount resulting therefrom. The Company shall reimburse each of ICP, WMC and the Founders for all reasonable out-of-pocket transaction expenses incurred in good faith by such Persons in connection with any Alternative Sale. To the extent that the consummation of such Alternative Sale does not otherwise result in the sale, Transfer or other disposition of all of ICP’s Membership Interest (e.g., a sale by the Company of all or substantially all of its assets), immediately following the consummation of such Alternative Sale and the payment to ICP of the Alternative Sale Amount, ICP’s entire Membership Interest shall be redeemed by the Company for no additional consideration and ICP shall make the deliveries, representations and warranties set forth in paragraph (f) below; provided, however, that ICP’s rights to receive any Contingent Consideration that increases the Alternative Sale Amount shall survive such redemption. In the event that the Company, in lieu of effecting the Put Closing on or prior to the Outside Redemption Date, engages a nationally recognized investment banking firm reasonably acceptable to ICP to conduct a marketing process with respect to a Liquidation Event but (x) does not actually enter into a binding definitive agreement for an Alternative Sale on or prior to the Outside Redemption Date or (y) enters into a binding definitive agreement for an Alternative Sale on or prior to the Outside Redemption Date but does not actually consummate such Alternative Sale on or prior to the Outside Closing Date, the Company shall effect the Put Closing within thirty calendar days after the Outside Redemption Date or the Outside Closing Date, as applicable.

(d) Notwithstanding the foregoing, if at any time prior to ICP’s exercise of a Put Option in accordance with this Section 9.08, the Company enters into a binding definitive agreement to consummate a Liquidation Event that would not otherwise result in the sale, lease, Transfer or other disposition of all or substantially all of the Company’s assets or the sale, Transfer or other disposition of all of ICP’s Membership Interest, (i) the Company shall promptly notify ICP in writing of the entry into such binding definitive agreement and the Full Participation Amount (as defined below) implied thereby and shall provide a copy of such binding definitive agreement to ICP and (ii) ICP shall have the right, but not the obligation, to elect to sell, Transfer or otherwise dispose of all of the Units held by ICP in such Liquidation Event, by delivering written notice thereof to the Company (a “Full Participation Notice”) on or prior to 5 p.m. New York City time on the date that is 10 Business Days after the date on which the Company provides such notice to ICP. If ICP timely delivers a Full Participation Notice, ICP’s exercise of such right shall be irrevocable and may not be withdrawn by ICP without the prior written consent of the Board of Directors and, upon the consummation of such Liquidation Event and notwithstanding anything to the contrary in this Agreement, ICP shall be entitled to receive an amount (the “Full Participation Amount”) in respect of its entire Membership Interest equal to the aggregate amount of the Unit Fair Market Value with respect to each Unit held by ICP as of the date such Liquidation Event is consummated, which Unit Fair Market Value, solely for the purposes of determining the Full Participation Amount, shall be determined on the basis of a Fair Market Value for the Company and its Subsidiaries, taken as a whole, based on the transaction value ascribed to the Company and its Subsidiaries (or the assets of the Company and its Subsidiaries, as applicable) in such Liquidation Event; provided, however, that if the consideration payable in connection with such Liquidation Event consists of any Contingent Consideration, such Contingent Consideration shall not be taken into account for purposes of determining such ascribed transaction value and the Full Participation Amount and, when and if such Contingent Consideration is actually received by the Company or its Members, the Company shall promptly recalculate the Full Participation Amount taking into account the amount of Contingent Consideration so received and distribute or cause to be paid to ICP the amount of any such increase to the Full Participation Amount resulting therefrom. To the extent that the consummation of such Liquidation Event does not otherwise result in the sale, Transfer or other disposition of all of ICP’s Membership Interest (e.g., a sale by the Company of all or substantially all of its assets), immediately following the consummation of such Liquidation Event and the payment to ICP of the Full Participation Amount, ICP’s entire Membership Interest shall be redeemed by the Company for no additional consideration and ICP shall make the deliveries, representations and warranties set forth in paragraph (f) below; provided, however, that ICP’s rights to receive any Contingent Consideration that increases the Full Participation Amount shall survive such redemption. The rights of ICP pursuant to this Section 9.08(d) shall not affect the rights of the Member’s pursuant to Section 9.04.

(e) If not validly exercised prior thereto, each Put Option shall terminate and be of no further force and effect upon and following the first to occur of (i) 5 p.m. New York City time on the applicable Put Trigger Date; (ii) the consummation of a Qualified Public Offering and (iii) 5 p.m. New York City time on the date on which the Company enters into a binding definitive agreement for a Liquidation Event; provided, however, that if the Company enters into such a binding definitive agreement for a Liquidation Event and does not ultimately consummate such Liquidation Event, the right of the ICP to exercise each Put Option with a Put Trigger Date occurring thereafter shall be reinstated and the provisions of this Section 9.08 shall continue to apply thereafter. If not validly exercised prior thereto, ICP’s rights under Section 9.08(d) shall terminate and be of no further force and effect upon and following the first to occur of (i) the Final Put Trigger Date; (ii) the consummation of a Qualified Public Offering; and (iii) 5 p.m. New York City time on the date that is 10 Business Days after the date on which the Company provides notice to ICP as required by Section 9.08(d); provided, however, that if the Company enters into a binding definitive agreement for a Liquidation Event with respect to which ICP exercises its rights under Section 9.08(d) and does not ultimately consummate such Liquidation Event, ICP’s rights under Section 9.08(d) shall be reinstated and the provisions of this Section 9.08 shall continue to apply thereafter.

(f) The Put Closing shall be held at the primary offices of the Company on the Put Closing Date. At the Put Closing, the Company shall pay the Put Option Redemption Price to ICP in immediately available funds to one or more accounts designated in writing by ICP at least two (2) Business Days prior to the Put Closing Date and ICP shall (i) surrender all of the Put Units held by it to the Company for immediate redemption, (ii) represent and warrant to the Company (on a several and not joint basis) that (x) ICP has full right, title and interest in and to such Put Units, (y) ICP has all necessary power and authority and has taken all necessary action to consummate the redemption of such Put Units pursuant to the Put Option, and (z) such Put Units are free and clear of all Encumbrances, other than any Encumbrances created under this Agreement or applicable securities laws and (iii) execute and deliver to the Company a customary release of any and all claims by ICP with respect to such Put Units and ICP’s Membership Interest.

ARTICLE X

PROTECTIVE PROVISIONS

Section 10.01. Required Consents. In addition to any other vote required by Law or the other provisions of this Agreement, none of the Company, any of the Company’s Subsidiaries, or the Management Member shall, either directly or indirectly, and whether by amendment, merger, consolidation or otherwise, take any of the following actions without the prior written consent or affirmative majority vote of (x) ICP, so long as ICP, in the aggregate, owns, directly or indirectly, at least twelve and one-half percent (12.5%) of the issued and outstanding Class A Units, (y) WMC, so long as WMC and its Permitted Transferees in the aggregate own, directly or indirectly, at least twelve and one-half percent (12.5%) of the issued and outstanding Class A Units and/or (z) the Founders, so long as the Founders and their respective Permitted Transferees in the aggregate own, directly or indirectly (including through the Management Member and QLH), at least twelve and one-half percent (12.5%) of the issued and outstanding Class A Units (the “Required Consents”):

(a) (i) grant or issue any Class B Units, or make any determination of the Participation Threshold in respect thereto, or issue, or make any determination of the pricing of, any other options, equity appreciation rights, profits interests or other management equity, (ii) issue any equity appreciation rights or similar rights, (iii) make any non-pro rata redemption, repurchase or acquisition of any Units, Membership Interests or any options, equity appreciation rights, profits interests or other equity or equity-linked securities (other than pursuant to Section 9.06 or a Class B Restricted Unit Award entered into on or prior to the date hereof or pursuant to an equity incentive award agreement entered into after the date hereof in compliance with clause (i) of this Section 10.01(a)), or (iv) issue any debt securities or incur any indebtedness for borrowed money (other than any debt securities or indebtedness for borrowed money of the Company and its Subsidiaries that is outstanding as of the ICP Investment Date or that is incurred from time to time after the ICP Investment Date under the Credit Agreement) that would result, at the time of its issuance or incurrence, in the ratio of the (x) the aggregate amount of the indebtedness for borrowed money of the Company and its Subsidiaries, less the aggregate amount of unrestricted cash of the Company and its Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP as of the date of such incurrence, to (y) the amount of consolidated net income of the Company and its Subsidiaries for the most recently completed twelve (12)-month fiscal period of the Company, determined in accordance with GAAP, after adding back any interest, tax, depreciation or amortization expenses to the extent deducted from such consolidated net income exceeding 4:1;

(b) acquire any Entity, any equity interest in any Person or any business (whether by purchase of equity interests or assets or otherwise) or make any expenditure, in each case, in excess of $20,000,000 that is not included in the current Annual Operating Plan established pursuant to Section 10.01(g);

(c) sell or otherwise dispose of assets with an aggregate value in excess of $20,000,000, in one or more transactions, whether related or unrelated (other than in the ordinary course of business), that are not included in the current Annual Operating Plan established pursuant to Section 10.01(g);

(d) pledge, encumber or subject to a lien any asset (other than (i) pursuant to any indebtedness incurred in compliance with, or for which no Required Consents are required pursuant to, clause (iv) of Section 10.01(a) or (ii) in connection with any other bona fide Company purpose in the ordinary course of business consistent with past practice);

(e) make any changes in accounting methods or policies (other than as required by GAAP), or make any change in the Company’s or any of its Subsidiary’s auditors;

(f) amend or modify its organizational documents (including this Agreement and the Certificate), whether by merger or otherwise, in a manner that would adversely impact any unique rights held by any member of such Member Group, or that would adversely impact any other rights held by any member of such Member Group in a manner that is disproportionate to the impact on rights held by the other holders of Class A Units;

(g) adopt or approve any Annual Operating Plan; provided, however, that in the absence of an approved Annual Operating Plan for any fiscal year of the Company, the prior fiscal year’s Annual Operating Plan shall apply for such fiscal year, subject to a five percent (5%) increase in each operating expense line item;

(h) materially change the nature of the business, the strategic direction or line of business of the Company or any of the Subsidiaries of the Company in a manner that is not specified in the current Annual Operating Plan that has been approved pursuant to Section 10.01(g);

(i) make investments in any other Person (other than a wholly-owned Subsidiary of the Company) or enter into any joint venture or similar business arrangement, except in connection with an acquisition entered into in compliance with, or for which no Required Consents are required pursuant to, Section 10.01(b);

(j) hire or fire the chief executive officer, chief financial officer, chief technology officer or chief operating officer, whether in their capacities as employees or limited liability company officers of the Company and its Subsidiaries, or enter into an, or amend or revise the terms of any existing, employment agreement with any such key management executive; provided, however, that the consent of the Founders shall not be required under this Section 10.01(j) for the firing of any Founder;

(k) change the size of the Board of Directors (or similar governing body of any Subsidiary of the Company), other than proportionate increases to the size of the Board of Directors (or similar governing body) in connection with capital raising activities of the Company and its Subsidiaries (based on the aggregate amount of proceeds generated by any such capital raising transaction);

(l) enter into any transaction, contract or agreement with any Member or Unitholder, any officer, director, other equity holder or employee of the Company or any of its Subsidiaries or any Affiliate of any of the foregoing (any of the foregoing, but excluding the transactions described in the following parenthetical, a “Related Party Transaction”) (other than any transaction, contract or agreement entered into on an arms-length basis, any issuance of New Securities in compliance with, or that is exempt from, the provisions of Section 9.05, the Company’s exercise of its rights pursuant to Section 9.02, the consummation of the Put Closing pursuant to Section 9.08 or any redemption of Class B Units pursuant to Section 9.06);

(m) declare or pay any non-pro-rata dividends or distributions;

(n) consummate any Public Offering other than a Qualified Public Offering; or

(o) file or otherwise commence any proceeding for bankruptcy protection;

provided, however, that, notwithstanding the foregoing, the consent of ICP (or any member of ICP’s Member Group) shall not be required for any of the foregoing actions taken by the Company or any of the Company’s Subsidiaries in connection with the satisfaction of the Put Option in accordance with Section 9.08. For purposes of determining the vote of the majority of the Class A Units held by the Founders’ Member Group for purposes of this Section 10.01, each Founder shall be deemed to own indirectly such portion of the Class A Units held by (i) QLH that is equivalent to such Founder’s percentage ownership of QLH and (ii) the Management Member that is equivalent to such Founder’s percentage ownership of the Management Member.

ARTICLE XI

RESTRICTIVE COVENANTS; NON-COMPETITION

Section 11.01. Non-Competition.

(a) Each Founder covenants that, until the earlier of (i) the date on which such Founder ceases to own, directly or indirectly, any Units, or (ii) the second anniversary of the date of termination of the Founder’s employment or other service relationship with the Company (or any Subsidiary), such Founder shall not, and shall cause its respective Affiliates not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, other than ownership of one percent (1%) or less of the equity of a publicly-traded company, or permit its name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in (A) the Business or any other business being conducted by the Company or any Subsidiary or (B) any other business, product or service of the Company (or any Subsidiary) that is in the process of being formed or is the subject of a then current strategic plan or reflected in the then current annual budget or under active discussion by the Board of Directors and with respect to which such Founder is actively engaged or has learned or received confidential information, in the case of (A) or (B), as of the earlier of (i) the date on which such Founder ceases to own, directly or indirectly, any Units, or (ii) the date of termination of the Founder’s employment or other service relationship with the Company (or any Subsidiary) (the “Restricted Business”). Each Founder acknowledges and agrees that the Restricted Business is conducted worldwide and that more narrow geographical limitations of any nature on this non-competition covenant (and the covenant set forth in Section 11.01(b)) are therefore not appropriate.

(b) Each Founder covenants that, until the second anniversary of the date of termination of the Founder’s employment or other service relationship with the Company (or any Subsidiary), such Founder shall not (and shall cause its respective Affiliates not to), (A) hire any Person who then is or, within the previous six (6) months was, an employee, contractor, service provider or consultant of the Company, any Subsidiary of the Company or their respective Affiliates, solicit the employment or engagement of services of any such Person, or persuade, induce or attempt to persuade or induce any such Person to leave his, her or its employment or to refrain from providing services to the Company or any Subsidiary of the Company, or (B) solicit or induce, or in any manner attempt to solicit or induce, or cause or authorize any other Person to solicit or induce any Person to cease, diminish or not commence doing business with the Company or any Subsidiary of the Company. Notwithstanding the foregoing, general advertisements or solicitations not specifically targeting, and not made with the intent to target, employees, contractors, service providers or consultants of the Company, any Subsidiary of the Company or their respective Affiliates will not be deemed a violation of this Section 11.01(b).

Section 11.02. Reasonableness of Restrictions.

(a) Each Founder acknowledges that the restrictions contained herein are reasonable restraints upon such Founder and further acknowledges any violation of the terms of the covenants contained in this paragraph could have a substantial detrimental effect on the Company and its Subsidiaries. Each Founder has carefully considered the nature and extent of the restrictions imposed upon him and the rights and remedies conferred upon the Company under the provisions of this Article XI and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to the Company, do not stifle such Founder’s inherent skill and experience, would not operate as a bar to such Founder’s sole means of support, and are fully required to protect the legitimate interest of the Company and do not confer a benefit upon the Company disproportionate to the detriment of such Founder.

(b) Each Founder agrees that any damages resulting from any violation by such Founder of any of the covenants contained in this Article XI will be impossible to ascertain and for that reason agrees that the Company shall be entitled to an injunction without the necessity of posting bond, from any court of competent jurisdiction restraining any violation of any or all of said covenants, either directly or indirectly, and such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have.

(c) If any portion of the covenants contained in this Article XI are held to be unreasonable, arbitrary or against public policy, the covenants herein shall be considered divisible both as to time and as to geographical area, and each month of the period shall be deemed to be a separate period of time. In the event any court determines the specified time period or geographic area to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary or not against public policy may be enforced against a breaching Founder.

(d) The existence of any claim or cause of action by a Founder against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants contained in this Article XI, but shall be litigated separately.

ARTICLE XII

INDEMNIFICATION

Section 12.01. Right to Indemnification. In accordance with the Act, the Company shall indemnify and hold harmless the Company Representative (in its capacity as such), each Member, each officer, employee, agent or Affiliate thereof and each Director or officer of the Company (individually, in each case, an “Indemnitee”) to the fullest extent permitted by Law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), in which the Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to such Indemnitee’s relationship with the Company and its Subsidiaries, regardless of whether the Indemnitee continues to be a Member, or an officer, employee, agent or an Affiliate thereof, or a Director or officer of the Company at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee, and the Company shall not indemnify any Indemnitee, (i) for any breach of the Indemnitee’s duty of loyalty to the Company (or any Subsidiary) or the Members, (ii) for acts or omissions by such Indemnitee constituting willful misconduct or a knowing violation of Law or this Agreement or any other written agreement with the Company or any of its Subsidiaries, (iii) for any Entity Taxes attributable to the Indemnitee (determined in accordance with Section 15.04) or (iv) for any liability arising out of a breach of a representation or warranty or covenant contained in the Purchase Agreement.

Section 12.02. Advance Payment. The right to indemnification conferred in this Article XII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by an Indemnitee who was, is or is threatened to be made, a party to a Proceeding (including as a witness) in advance of the final disposition of the Proceeding and without any determination as to the Indemnitee’s ultimate entitlement to indemnification; provided, however, that the payment or reimbursement of such expenses incurred by any such Indemnitee in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article XII with respect to such Proceeding.

Section 12.03. Nonexclusivity of Rights. The right to indemnification and the advancement, reimbursement and payment of expenses conferred in this Article XII shall not be exclusive of any other right which an Indemnitee may have or hereafter acquire under any Law (common or statutory), provision of the Certificate or this Agreement, agreement or vote of Members or Directors or otherwise. Each Indemnitee is an express third party beneficiary of, and shall be entitled to enforce, the provisions of this Article XII.

Section 12.04. Savings Clause. If this Article XII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnitee to the fullest extent permitted by any applicable portion of this Article XII that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 12.05. Limitation on Liability. No Indemnitee shall be personally liable to the Company or any other Indemnitee for any action taken or omitted from being taken by such Indemnitee in such Indemnitee’s capacity as a Member (or officer, employee, agent or Affiliate thereof) or officer or director of the Company unless (i) such Indemnitee breached a duty of loyalty to the Company (or any Subsidiary) or the Members or (ii) such act or omission constituted willful misconduct by such Indemnitee or a knowing violation of Law or this Agreement or any other written Agreement by such Indemnitee. The foregoing shall not apply to any responsibility or liability under a criminal statute or liability for the payment of taxes under Federal, state, or local Law.

ARTICLE XIII

CORPORATE OPPORTUNITY

Section 13.01. Opportunities.

(a) For purposes of this Article XIII, the term “Opportunity” shall mean any present or potential investment or business idea, prospect, opportunity, activity, transaction or matter which arises from or is reasonably related to the Business or any other business hereinafter conducted by the Company or any Subsidiary from time to time, including, but not limited to, reasonable extensions of the Company’s strategies, solutions, services and proprietary technology.

(b) With respect to any Founder, until the earlier of (i) the date on which such Founder ceases to own, directly or indirectly, any Units, or (ii) the second anniversary of the date of termination of the Founder’s employment or other service relationship with the Company (or any Subsidiary), if such Founder becomes aware of or is presented with a potential business idea, prospect, transaction or matter which may be an Opportunity for the Company (or any Subsidiary) (a “Corporate Opportunity”):

(i) such Founder shall provide notice of the Corporate Opportunity to the Board of Directors of the Company promptly after becoming aware of such Corporate Opportunity and, subject to clause (ii) below, shall give the Company the right, as between such Founder and the Company, to pursue such Corporate Opportunity; and

(ii) without derogation of the restrictions contained in Article XI hereof, if the Board of Directors declines to pursue such Corporate Opportunity, such Founder may, subject at all times to compliance with the provisions of Article XI, pursue and take advantage of such Corporate Opportunity.

Section 13.02. Acknowledgement Regarding ICP and WTM. Each Member expressly acknowledges and agrees that (a) ICP and WTM and their respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities (other than through the Company or any of its Subsidiaries) engaged in the same business as, or a similar business to the business of, the Company or any of its Subsidiaries (an “Other Business”), (b) ICP and WTM have and may develop strategic relationships with businesses that are or may be competitive with or complementary to the Company or any of its Subsidiaries or any business conducted by them, (c) neither ICP nor WTM will be prohibited, by virtue of their investments in the Company or otherwise, from pursuing and engaging in any such activities, (d) ICP and WTM will not be obligated to inform the Company or its Subsidiaries or the Board of Directors of, or present to the Company or its Subsidiaries or the Board of Directors, any Corporate Opportunity or any other relationship or investment made, considered or pursued by ICP or WTM, (e) neither the Company nor any of its Subsidiaries nor any Member or Unitholder will acquire or be entitled to any interest or participation in any Corporate Opportunity or Other Business as a result of participation therein by ICP or WTM, and (f) the involvement of ICP or WTM in any Other Business will not constitute a conflict of interest by such Person with respect to the Company, the Member and Unitholders or any of the Company’s Subsidiaries; provided, however, that the acknowledgements and agreements made with respect to clauses (a), (b) and (c) above are subject to ICP’s and WTM’s compliance with the confidentiality obligations of Section 18.04.

ARTICLE XIV

REGISTRATION RIGHTS

Section 14.01. Piggyback Registration.

(a) If the Company at any time or from time to time following a Public Offering proposes to file a registration statement under the Securities Act with respect to an offering of Units or other equity interests convertible into Units, including Common Units (or the IPO Securities) (“Registrable Securities”), for cash (i) for the Company’s own account (other than any registration statement on Form S-4 or S-8 (or any successor or similar form that may be adopted by the Securities and Exchange Commission (the “Commission”)) or (ii) for the account of any holders of Registrable Securities, then the Company at each such time shall give prompt written notice of such proposed filing to each holder of Registrable Securities (but in no event less than ten (10) Business Days before the anticipated filing date), and such notice shall offer each holder of Registrable Securities the opportunity to register such number of Registrable Securities as such holder may request, by notice to the Company within five (5) Business Days after the date of such notice from the Company, on the same terms and conditions as the other Registrable Securities to be included in such offering.

(b) If the registration of which the Company gives notice pursuant to Section 14.01(a) is for an underwritten public offering, (i) the notice provided by the Company shall so state, (ii) the right of any holder of Registrable Securities to cause the Company to register such holder’s Registrable Securities pursuant to this Section 14.01 shall be conditioned upon the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein and (iii) all holders of Registrable Securities proposing to include their Registrable Securities in the registration shall enter into an underwriting agreement in customary form for such an underwritten offering with the representative(s) of the underwriters selected by the Company. The Company shall have no obligation to consult with or obtain the consent of any holder of Registrable Securities in selecting any underwriters or investment bankers for an offering registered pursuant to this Section 14.01.

(c) Notwithstanding any other provision of this Section 14.01, if an offering for which the Company gives notice pursuant to Section 14.01(a) is to be underwritten and the representative(s) of the underwriters for the offering advise(s) the Company that marketing factors require a limitation on the number of securities to be underwritten, (i) the Company shall so advise all holders of Registrable Securities requesting registration pursuant to this Section 14.01 and (ii) the amount of Registrable Securities requested to be offered may be excluded or reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such representative(s) of the underwriters or as otherwise may be deemed necessary by such representative(s); provided, however, that the amount of securities entitled to be included in any offering shall be allocated first to the securities being sold for the Company’s own account, and thereafter to any participating holders of Registrable Securities that are or were Class A Units (allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder) and thereafter to any participating holders of Registrable Securities that are or were Class B Units (allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder) (a “Participating Holder”).

(d) Upon abandonment of any public offering of Registrable Securities, the Company may withdraw any notice of proposed registration given pursuant to Section 14.01(a) at any time by giving written notice to each holder of Registrable Securities, whereupon the Company shall not be required to cause such proposed registration to be effected.

Section 14.02. Registration Procedures. In connection with any registration of Registrable Securities pursuant to Section 14.01 in any offering (a “Piggyback Registration”) as to which any Registrable Securities of any Participating Holder are to be sold:

(a) The Company will prepare and file with the Commission a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof; the Company will provide copies of such registration statement to any Participating Holder who shall reasonably request a copy for the purpose of reviewing statements therein regarding such Participating Holder; and the Company will use its best efforts to cause such filed registration statement to become and remain effective until the securities covered by such registration statement are sold but not for more than ninety (90) calendar days.

(b) Prior to filing such registration statement or any amendment or supplement thereto, the Company will furnish to the Participating Holders, their counsel and to each managing underwriter, if any, copies thereof, and thereafter furnish to the Participating Holders, their counsel and to each managing underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) in the prospectus included in such registration statement (including each preliminary prospectus) as the Participating Holders, their counsel or any managing underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

(c) After the filing of the registration statement, the Company will promptly notify each Participating Holder of any stop order issued or, to the Company’s knowledge, threatened to be issued, by the Commission and take all reasonable actions as soon as reasonably practicable to prevent the entry of such stop order or to remove it if entered.

(d) The Company will use its best efforts to register or qualify the Registrable Securities to be offered by the Participating Holders for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as any Participating Holder shall reasonably request; provided, however, that the Company will not be required to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(e) At any time when a prospectus relating to a sale of Registrable Securities is required by Law to be delivered in connection with sales by an underwriter or dealer, the Company will promptly notify each Participating Holder of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will promptly make available to each Participating Holder and to the underwriters any such supplement or amendment.

(f) Each Participating Holder will enter into customary agreements (including an underwriting agreement in customary form if the offering is to be underwritten), in the same form as required of the other Participating Holders, and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

(g) The Company will promptly notify each Participating Holder and the managing underwriter or underwriters, if any, (i) when the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective, (ii) of any request by the Commission for any amendment or supplement to the registration statement or the prospectus or for additional information, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws or any jurisdiction or the initiation or threat of any proceeding for such purpose.

(h) The Company may require any Participating Holder to furnish in writing to the Company such information regarding the Participating Holder, as the case may be, the plan of distribution of the Registrable Securities and other information as may be legally required as the Company may from time to time reasonably request in writing.

(i) As a condition to the inclusion of Registrable Securities owned by any Participating Holder in any registration pursuant to this Sections 14.02, each such Participating Holder shall, if reasonably requested by the Company or by the representative(s) of the underwriters (if any) for such registered offering, agree to deliver to the Company and such representative(s) a legal opinion of such holder’s counsel, covering such matters customarily requested of selling shareholders in connection with a public offering of shares as the Company or such representative(s) may reasonably request and in a form reasonably satisfactory to the Company or such representative(s), upon the closing of such offering.

Section 14.03. Registration Expenses. The entire costs and expenses of any Piggyback Registration shall be borne by the Company. Such costs and expenses shall include (i) all costs and expenses incident to the preparation, printing and filing of the registration statement and all amendments and supplements thereto, including all reasonable word processing, duplicating and printing expenses, (ii) all registration and filing fees payable to the Commission or the Financial Industry Regulatory Authority, Inc., (iii) all fees and expenses (including reasonable fees and expenses of counsel) of compliance with securities or blue sky laws, (iv) the fees and expenses of counsel for the Company, of its independent accountants and of any other experts retained by the Company, (v) the cost of furnishing a reasonable number of copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the Registrable Securities, (vi) all necessary and appropriate messenger and delivery expenses, (vii) the reasonable fees and expenses of one counsel to the Participating Holders, and (viii) all fees and expenses incurred in connection with any listing of the Registrable Securities on any securities exchange or providing for the quotation of the Registrable Securities on the NASDAQ National Market or the New York Stock Exchange; provided, however, that each Participating Holder shall pay any underwriting fees, discounts or commissions attributable to the sale of its Registrable Securities.

Section 14.04. Indemnification by the Company. In the event of any Piggyback Registration, the Company agrees to indemnify and hold harmless each Participating Holder, its officers, directors, members and partners and each Person, if any, who controls any Participating Holder within the meaning of either Section 14 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by or arising out of any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement of omission or alleged untrue statement or omission based upon information relating to the Participating Holder or the plan of distribution furnished in writing to the Company by the Participating Holder expressly for use therein. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Participating Holder provided in this Section 14.04.

Section 14.05. Indemnification by the Participating Holder. Each Participating Holder agrees to (on a several, and not a joint and several, basis) indemnify and hold harmless the Company, its officers and directors, and each Person, if any, who controls the Company within the meaning of either Section 14 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Participating Holder, but only with reference to information relating to such Participating Holder or the plan of distribution furnished in writing by the Participating Holder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each Participating Holder also agrees to (on a several, and not a joint and several, basis) indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 14.05.

Section 14.06. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 14.04 or 14.05 such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party (on a several basis) unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would, pursuant to a written opinion of counsel, be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than two separate firms of attorneys (in addition to any legal counsel to such Indemnifying Party) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Parties shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld), but if settled with such consent, or if there by a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

Section 14.07. Lock Up. In connection with the initial Public Offering of Units (or any IPO Securities) registered pursuant to the Securities Act, if the managing underwriter for such registration shall so request, the holders of Registrable Securities shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those Units or other IPO Securities included in such registration) without the prior written consent of the Company (or any Successor or other IPO Entity) for a period designated by the Company (or any Successor or other IPO Entity) in writing to the holders of Registrable Securities not to exceed one hundred eighty (180) calendar days.

Section 14.08. Termination of Rights. The registration rights set forth in this Article XIV shall not be available to any Member if, in the opinion of counsel to the Company, all of the Registrable Securities then owned by such Member legally could be sold pursuant to Rule 144 under the Securities Act without any restrictions on volume or manner of sale.

Section 14.09. Registration Rights Agreement. In addition to the registration rights provided in this Article XIV, in connection with and prior to the initial Public Offering, the IPO Entity shall enter into a customary registration rights agreement with each holder of Registrable Securities providing for: (i) unlimited long-form and short-form demand rights for WMC, four short-form demand rights for the Founders and four short-form demand rights for ICP; (ii) unlimited underwritten takedown demand rights for each of WMC, the Founders and ICP (subject to a minimum offering size of $25,000,000); (iii) unlimited customary piggyback rights; and (iv) the entry by each Member into a customary lock-up agreement in connection with any underwritten Public Offering, not to exceed ninety (90) calendar days or such shorter period as may be agreed to by the managing underwriter.

ARTICLE XV

TAX MATTERS

Section 15.01. Tax Returns. The Board of Directors shall cause to be prepared and filed all necessary Federal, state and local tax returns for the Company including making the elections described in Section 15.02. Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed. Each Member shall report any and all items of Company income, gain, deduction, loss and credit and any other Company tax related items or treatment in a manner consistent with the Company’s tax returns with respect to such items except to the extent permitted by applicable Law (provided, however, that such Member notifies the Company in writing in advance of reporting of any such inconsistency).

Section 15.02. Tax Elections. To the extent permitted by applicable tax Law, the Company shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Company’s taxable year;

(b) to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company ratably over a period of sixty (60) months as permitted by Code Sections 195 and 709(b);

(c) any election directed to be made by the Company Representative pursuant to Section 15.03; and

(d) any other election the Board of Directors may deem appropriate and in the best interests of the Members.

Neither the Company, the Company Representative nor any Director or Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election. In addition, the Company will make an election under Code Section 754 for the tax period that includes the date of the Existing LLC Agreement.

Notwithstanding anything to the contrary, all elections and decisions under this Section 15.02 (and all tax returns to be filed under Section 15.01) shall be made and prepared consistently with any covenants and agreements set forth in this Agreement or the Purchase Agreement.

Section 15.03. Company Representation In Tax Matters.

(a) Subject to Section 15.08, the Company Representative shall be permitted to take any and all actions under the BBA Rules and shall have any and all powers necessary to perform fully in such capacity. In such regard, the authority of the Company Representative shall include the authority to represent the Company before taxing authorities and courts in Tax Contests affecting the Company and the Members in their capacity as such (provided, however, that the Company Representative shall use commercially reasonable efforts to allow the Members to participate in any such Tax Contest at each such Member’s own expense) and the authority to make any election under the BBA Rules, including the election under Section 6226(a) of the BBA Rules (the “6226 Election”), in connection with any Tax Contest.

(b) The Company Representative shall keep the Members informed of any Tax Contest and any other significant matters that may come to its attention in its capacity as Company Representative by giving notice thereof within thirty (30) days after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Any Member (including any former Member) that enters into a settlement agreement with respect to any Company related tax item shall notify the Company Representative of such settlement agreement and its terms within thirty (30) days or as promptly as practicable thereafter following such agreement.

(c) For any Tax Contest for a taxable year in which the BBA Rules do not apply, WMC shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) and shall act in accordance with instructions from the Board of Directors. The tax matters partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Code Section 6223. The tax matters partner shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the thirtieth (30th) day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The tax matters partner may not take any action contemplated by Code Sections 6222 through 6231 without the consent of the Board of Directors, but this sentence does not authorize the tax matters partner to take any action left to the determination of an individual Member under Code Sections 6222 through 6231. For the purposes of this Section 15.03(c), any Code section reference is a reference to such Code section prior to the enactment of the BBA Rules.

Section 15.04. Entity Taxes.

(a) If the Company receives a notice of a final partnership adjustment with respect to the Company, the Company Representative shall cause the Company to make the 6226 Election with respect to such notice. Notwithstanding the foregoing, the Company Representative shall not be required to make the 6226 Election if the Board of Directors determines that the costs of election outweigh the benefits (e.g., where any Entity Taxes are immaterial and the administrative costs of the 6226 Election would exceed the benefit of the 6226 Election). If the 6226 Election is not otherwise made in connection with a relevant notice of adjustment in accordance with the above, then the Company Representative shall use commercially reasonable efforts to (i) utilize any available method under the BBA Rules for offsetting the economic burden of such imputed underpayment, including by maximizing the likelihood that tax attributes of each Member would be taken into account in determining such liability and allocating the benefit of any such modifications to the appropriate Member, and (ii) to the maximum extent possible, ensure that no Member bears any tax that is attributable to another Member as a result of any audit or proceeding.

(b) If the Company is obligated to pay any Entity Taxes (including the Company’s share of Entity Taxes imposed on any Subsidiary of the Company), the Board of Directors shall determine the amount of such Entity Taxes that is attributable to each Member (or former Member, as applicable) (whether as a result of such Member’s status, actions, inactions or otherwise and taking into account the benefit of any material modification actually made pursuant to Code Section 6225 attributable to such Member) in a manner that it determines to be fair and equitable and to the greatest extent possible in a manner consistent with the amount of such Entity Taxes for which each Member (or former Member, as applicable) would have been liable had the Company elected out of the BBA Rules under Section 6221(b) of the BBA Rules had it been able to do so.

(c) Each Member (including former Members, if applicable) shall pay to the Company in immediately available funds by wire transfer its share of any Entity Tax imposed on or otherwise payable by the Company (including the Company’s share of Entity Taxes imposed on any Subsidiary of the Company), as determined by the Board of Directors under Section 15.04(b), within ten (10) Business Days following written notice by the Company that payment of such amounts to the appropriate Governmental Body is due; provided, however, that no Member shall be liable for any Entity Taxes or other amounts payable under this Section 15.04(c) resulting from any act of (i) gross negligence, (ii) willful misconduct or (iii) fraud committed by the Company Representative in the performance of its duties as such hereunder. Such payment shall not reduce any deficit in such Member’s Capital Account or increase such Member’s Capital Contributions, and any such payment shall be payable without regard to any deficit in such Member’s Capital Account and notwithstanding the termination of the Company. In lieu of the foregoing, the Board of Directors may pay any Entity Tax imposed on or otherwise payable by the Company and treat such payment, to the extent such payment is attributable to a Member pursuant to Section 15.04(b), as an advance to such Member to be repaid by reducing the amount of the current or next succeeding distribution which would otherwise have been made to such Member pursuant to Section 5.01 or, if such distributions are not sufficient for that purpose, by reducing the proceeds distributed on any dissolution of the Company pursuant to Section 17.01 that would be otherwise payable to such Member pursuant to Section 17.02. If a Member reimburses its share of an Entity Tax by having the amount of a distribution reduced as described in the preceding sentence such Member shall be treated as having received all distributions (whether before or upon termination) for all other purposes of the Agreement unreduced by the amount of such Entity Tax and interest thereon.

(d) To the extent that a portion of the Entity Taxes for a prior year relates to a former Member, the Board of Directors shall require such former Member to pay to the Company an amount equal to the portion of such Entity Taxes attributable to such Member pursuant to Section 15.04(b) (which shall not be treated as a Member’s Capital Contribution and shall not reduce any deficit in any Member’s Capital Account). Each Member acknowledges that, notwithstanding the Transfer of all or any portion of its interest in the Company, it will remain liable for Entity Taxes attributable to such Member for the Company’s taxable years (or portions thereof) before such Transfer pursuant to this Section 15.04(d).

Section 15.05. Information and Cooperation. Each Member agrees that, notwithstanding the Transfer of all or any portion of its interest in the Company, if reasonably requested by the Company Representative, it shall provide the Company Representative such information, certification or other documentation (including information in connection with Section 743 of the Code and information the Company Representative reasonably determines as necessary to reduce or avoid Entity Taxes) and otherwise reasonably cooperate with the Company Representative so that the Company and the Company Representative can make any election permitted hereunder, file any tax return of the Company, conduct any Tax Contest and otherwise implement the provisions of this Article XV.

Section 15.06. No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Director be a partner of or in a joint venture with any other Member or Director, for any purposes other than Federal and state and local income tax purposes, and this Agreement shall not be construed to produce a contrary result.

Section 15.07. Classification for Tax Purposes. It is the express intention of the Members that the Company be classified as a partnership for purposes of Federal, state and local income tax purposes and not as an association taxable as a corporation. It is the further intention of the Members that this Agreement be interpreted and applied accordingly.

Section 15.08. Board Approval. Notwithstanding anything in this Article XV to the contrary, neither the Company nor the Company Representative shall (a) make any election under the BBA Rules, or (b) settle any Tax Contest, in each case without Board of Directors approval.

ARTICLE XVI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 16.01. Maintenance of Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members and its Board of Directors.

Section 16.02. Fiscal Year. The accounting year of the Company shall be the same as its taxable year.

Section 16.03. Accounts. The Board of Directors shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Directors determine. The Directors may not commingle the Company’s funds with the funds of any Member. The Company’s funds may be invested in such manner as the Board of Directors shall determine from time to time.

Section 16.04. Management of Fiscal Affairs. Such other bank as the officers of the Company shall, in their discretion, select shall be designated as a depository of funds of the Company, and that the proper officers are authorized to open and maintain, in the name of the Company, a checking, saving, safe deposit, payroll or other account or accounts with said depository.

Section 16.05. Employer I.D. Number. Prior to the date here, the proper officers of the Company applied to the IRS District Director for an employer’s identification number on Form SS-4.

Section 16.06. Withholding Taxes. The officers are authorized and directed to consult with the bookkeepers, auditors and attorneys of the Company in order to be fully informed as to, and to collect and pay promptly when due, all withholding taxes for which the Company may now be (or hereafter become) liable.

Section 16.07. Qualification to do Business. The officers of the Company are authorized to take any and all steps that they deem to be necessary to qualify the Company to do business as a foreign entity in each state that the officers determine such qualification to be necessary or appropriate.

ARTICLE XVII

DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 17.01. Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the decision of a majority of the Board of Directors, including, for so long as there are any Management Member Representatives serving on the Board of Directors, at least one (1) Management Member Representative, to dissolve and liquidate the Company; or

(b) entry of a decree of judicial dissolution of the Company under Section 18.01-802 of the Act.

The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement. The death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of an event that terminates the continued membership of a Member in the Company shall not cause the Company to be dissolved and its affairs wound up so long as the Company at all times has at least one remaining Member. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

Section 17.02. Liquidation and Dissolution.

(a) Upon the occurrence of a dissolution of the Company pursuant to Section 17.01, the Directors (excluding any Directors who wrongfully dissolved the Company) shall act as liquidator or may appoint one or more Members as liquidator. The liquidator shall wind up the affairs of the Company as provided in the Act and shall have all the powers set forth in the Act. The costs of liquidation shall be a Company expense.

(b) Upon the dissolution and winding up of the Company pursuant to Section 17.01 and Section 17.02(a):

(i) The assets of the Company shall first be distributed to creditors, including Members and Directors, or their respective Affiliates, who are creditors, to the extent permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made.

(ii) Any assets remaining after the Company’s liabilities and obligations have been paid or reasonable provision for the payment thereof has been made shall be distributed in accordance with Section 5.01(b), except that the Company may withhold from such distribution reasonable amounts for reserves and contingent liabilities.

(c) If, at the discretion of the Board of Directors, any assets of the Company are distributed to the Members pursuant to Section 17.02(b)(i) in-kind, such assets shall be valued on the basis of their Fair Market Value. Upon any such in-kind distribution to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not previously been reflected in the Members’ Capital Accounts) would be allocated among the Members if there had been a taxable disposition of such property at its Fair Market Value on the date of distribution. The Capital Accounts of the Members receiving a distribution in-kind shall then be reduced by the Fair Market Value of the property distribution.

(d) Nothing in this Article XVII shall be construed to extend the time period prescribed under Regulations Section 1.704-1(b)(2)(ii)(b) for making liquidating distributions of the Company’s assets. If the liquidator deems it impracticable to cause the Company to make distributions of the liquidating proceeds to the Members within the time period described under Regulations Section 1.704-l(b)(2)(ii)(b), the liquidator may make any arrangement that is considered for federal income tax purposes to effectuate liquidating distributions of all of the Company’s assets to the Members within the time period prescribed in such regulation and that will permit the sale of the non-cash assets considered so distributed in a manner that gives effect, to the extent possible, to the intent of the preceding provisions of this Article XVII.

Section 17.03. Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of Law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of assets pursuant to this Agreement to all Members, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

Section 17.04. Certificate of Cancellation. On the completion of the winding up of the Company following its dissolution, the Company is terminated, and the Directors (or such other person or persons as the Act may require or permit) shall file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware.

ARTICLE XVIII

GENERAL PROVISIONS; MISCELLANEOUS COVENANTS

Section 18.01. Survival of Representations and Warranties. The representations and warranties of the Members contained in Section 3.02 shall survive the execution and delivery of this Agreement.

Section 18.02. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission or electronic mail; and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on Schedule I hereto or such other address as that Member may specify by notice to the other Members. A copy of each notice shall be sent to the Company at 700 S. Flower St., Suite 640, Los Angeles, CA 90017, Attn: Chief Executive Officer. Any notice, request or consent to the Company or the Board of Directors must be addressed to the attention of the Chief Executive Officer and also be delivered to the Company’s then current address. Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to receive notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 18.03. Entire Agreement. This Agreement, the Management Member LLC Agreement, the Amended and Restated QL Holdings LLC Class B Restricted Unit Plan, effective as of February 3, 2019 (the “Restricted Unit Plan”), and, with respect to each Class B Member signatory hereto (including by the execution and delivery of a Joinder Agreement), such Class B Member’s Class B Restricted Units Award, constitute the entire agreement of the Members with respect to the subject matter hereof and supersede all prior contracts or agreements with respect to the Company, whether oral or written, relating to the subject matter hereof. In the event of any conflict between this Agreement, the Restricted Unit Plan or any Class B Restricted Units Award, as applicable, with respect to any matter expressly set forth in this Agreement, this Agreement shall control.

Section 18.04. Confidentiality.

(a) No Member or Founder shall take commercial or proprietary advantage of, or profit from, any confidential, proprietary or nonpublic information provided to or obtained by such Member or Founder in connection with the business of the Company and its Subsidiaries and further agrees not to disclose, either directly or indirectly, any such information to any Person without the written consent of the Company. At the request of the Company, each Member and Founder agrees to immediately return to the Company all such information theretofore provided or obtained, including, but not limited to, documents, business information, market studies, financial data, and memoranda. Each Member and Founder acknowledges that all confidential, proprietary or nonpublic information disclosed to such Member or Founder constitutes a trade secret and/or confidential business information of the Company and that disclosure of such information to third parties anywhere in the world will materially and adversely affect the present or future business of the Company. Each Member and Founder further agrees that the terms of this Agreement shall remain confidential. Each Member and Founder further acknowledges that the restrictions contained herein are reasonable restraints upon such Member’s activities.

(b) No press release, notice, disclosure or other publicity concerning this Agreement or the Purchase Agreement shall be issued, given, made or otherwise disseminated by any Member or Founder without the approval of the Board of Directors, WTM and ICP (which approvals shall not be unreasonably withheld, delayed or conditioned), except as such release, notice, disclosure or other publicity may be required by Law or legal process or the rules or regulations of any United States or foreign securities exchange or automated quotation system; provided, however, that any Member or Founder that makes such release, notice, disclosure or other publicity shall (if reasonably practicable and if not prohibited by Law) allow the Company, WTM and ICP reasonable time to comment on such release, notice, disclosure or other publicity in advance of such issuance (including any customary disclosure provided on Form 10-Q or Form 10-K).

(c) Notwithstanding anything to the contrary contained herein, ICP and WTM and, solely with respect to clauses (i)-(ii) below, the Founders, each may disclose this Agreement and any information concerning the Company and its Subsidiaries (i) as required by Law, rule, regulation, court order or similar legal process, including to any self-regulatory authority or in the course of any routine regulatory examination or on any tax return or in connection with any Tax Contest (provided, however, that if either ICP or WTM is required to make any such disclosure, ICP or WTM, as applicable, shall provide to the Board of Directors prompt notice of any such disclosure), (ii) to their respective auditors, attorneys or other agents that have an obligation to maintain such information in confidence, (iii) in connection with ICP’s (or any of its Affiliates’) normal reporting, fundraising or marketing activities to current or prospective investors in an Affiliate of ICP (provided, however, that any such investor agrees to be bound by the provisions of this Section 18.04 and in the absence of such an agreement, such disclosure pursuant to this clause (iii) shall not be made without the approval of the Board of Directors, which approval shall not be unreasonably withheld, conditioned or delayed), or (iv) to any bona fide prospective purchaser of the equity or assets of ICP or WTM (or any of their Affiliates) or the Units held by ICP or WTM (provided, however, that any such prospective purchaser agrees to be bound by the provisions of this Section 18.04).

(d) Nothing in or about this Agreement prohibits any Member or Founder from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1943 (the “Exchange Act”), maintaining the confidentiality of a claim with the Commission; (ii) providing confidential information (described above) to the Commission, or providing the Commission with information that would otherwise violate this Section 18.04, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating with, or participating or assisting in, an investigation or proceeding by the Commission without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, each Member and Founder is advised that such Member or Founder shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any confidential information (described above) that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (I) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (II) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

Section 18.05. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to any of its obligations hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 18.06. Amendment or Modification. Except as otherwise provided herein, this Agreement may be amended or modified from time to time only by (i) a written instrument adopted by a majority of the Board of Directors and executed and agreed to by the holders of a majority of the Class A Units, and (ii) any Required Consents, if applicable; provided, however, that (a) any amendment or modification to this Agreement which would have a materially adverse and disproportionate effect on any Member relative to the other Members holding the same class or series of Units shall not be effective against the Member so affected without the affirmative vote or consent of the Member so affected; and (b) any amendment or modification to this Agreement which would have a materially adverse and disproportionate effect on the holders of any class or series of Units relative to the other classes and series of Units shall not be effective against such class or series so affected without the affirmative vote or consent of a majority of the holders of such affected class or series.

Section 18.07. Binding Act. Subject to the restrictions on transfers and other dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Company, the Members and, as applicable, the Founders and their respective heirs, legal representatives, successors and permitted assigns.

Section 18.08. Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF

THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

Section 18.09. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 18.10. No Third Party Benefit. Except as set forth in Article XII and Article XIV, the provisions hereof are solely for the benefit of the Company and its Members and Directors (including such Persons in their capacity as officers of the Company and its Subsidiaries, as applicable) and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other Person.

Section 18.11. Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 18.12. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

Section 18.13. Waiver of Right to Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUES BY A JURY.

Section 18.14. Specific Performance. The Members agree that irreparable damage would occur in the event that any of the terms or provisions of Section 3.08, Article IX, Article X, Article XI and Section 18.04 of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, the Company and each of the Members will be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party may be entitled at Law or in equity, and each of the other parties hereto agrees that it will not oppose the granting of such relief on the basis that there is an adequate remedy available at Law.

Section 18.15. Conversion into a Corporation; Public Offering.

(a) At the election of the Board of Directors in connection with a Public Offering, the Company shall have the power and authority to, without any vote or consent of the Members (other than any Required Consents pursuant to Section 10.01 for any Public Offering that is not a Qualified Public Offering), (a) to the extent permitted by applicable law, amend this Agreement to provide for a conversion of the Company in accordance with applicable law to a corporation (a “Successor”), (b) distribute equity interests of any Subsidiary of the Company to the Members, (c) form a subsidiary holding company of the Company and distribute its equity interests to the Members, (d) move the Company or any Successor to another jurisdiction to facilitate any of the foregoing, (e) form a parent holding company of the Company that is a corporation for U.S. federal income tax purposes and whose assets would include the Units (with the Company remaining a partnership for U.S. federal income tax purposes), which parent holding company would be the IPO Entity and would directly or indirectly control the Company, with continuing Members (other than the IPO Entity) having a right to exchange their Units for cash or shares or other equity securities of the IPO Entity of the class that is publicly traded (the “IPO Securities”), or (f) take such other steps (not including, for the avoidance of doubt, any obligation to sell in such Public Offering) to optimize the structure of the Company and its Subsidiaries (along with any new entities formed for such purpose) for an efficient Public Offering, in each such case in accordance with applicable law (the Company, the Successor or such other resulting entity, as applicable, the “IPO Entity”), and in each case for the express purpose of an offering of the securities of such IPO Entity for sale to the public in an initial Public Offering pursuant to the Securities Act (an “IPO Reorganization”). Prior to consummating any such transaction, the Company shall approve the proposed forms of a certificate of incorporation and by-laws.

(b) The Board of Directors shall take reasonable steps to ensure that such IPO Reorganization shall be effected on a tax-free basis. Each of the Members hereby agrees to take such actions as are reasonably required to effect such IPO Reorganization and irrevocably authorizes and appoints each of the Board of Directors who are in office at such time as such Member’s representative and true and lawful attorney-in-fact and agent to act in such Member’s name, place and stead as contemplated in this Section 18.15 and to execute in the name and on behalf of such Member any agreement, certificate, instrument or document to be delivered by the Members in connection with any such IPO Reorganization (such power of attorney to be exercised only in the event of the failure of such Member to comply with this Section 18.15 and the exercise of such power of attorney shall be subject to the provisions of this Section 18.15).

(c) In connection with such IPO Reorganization, each of the transactions described in subsections (i) thru (iv) below shall be deemed to have occurred simultaneously:

(i) Any Successor (or other IPO Entity) shall be organized as a Delaware corporation and duly qualified as a foreign corporation in all jurisdictions where such qualification is required, with customary charter and by-laws, each reasonably acceptable to the Board of Directors;

(ii) Each Unit shall convert into IPO Securities, in such manner as the Board of Directors shall determine at the time of conversion, with substantially equivalent rights and preferences to those of the Units, and such IPO Securities shall be allocated among the Members in exchange for their respective Units such that each Member shall receive the number of IPO Securities so that its ownership interest in the remaining assets of the Successor (or other IPO Entity) upon a liquidation event are substantially identical to its ownership interest in the Company, taking into account the Capital Account of each Member and the Participation Threshold applicable to each Unit immediately prior to conversion;

(iii) The IPO Securities into which the Class B Units shall covert will be subject to restrictions and limitations (including vesting, transfer and repurchase by any Successor or other IPO Entity) substantially similar to the restriction in effect immediately prior to the IPO Reorganization; and

(iv) The Members will enter into a stockholders agreement with covenants, rights and obligations substantially similar to the provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Limited Liability Company Agreement effective as of the date first set forth above.

COMPANY:
QL HOLDINGS LLC

	By:	/s/ Tigran Sinanyan
	Name:	Tigran Sinanyan
	Title:	Chief Financial Officer

MEMBERS AND FOUNDERS:

WHITE MOUNTAINS CAPITAL, INC.

	By:	/s/ Christopher Delehanty
	Name:	Christopher Delehanty
	Title:	Managing Director

INSIGNIA A QL HOLDINGS, LLC

	By:	/s/ Tony Broglio
	Name:	Tony Broglio
	Title:	President

INSIGNIA QL HOLDINGS, LLC

	By:	/s/ Tony Broglio
	Name:	Tony Broglio
	Title:	President

STEVEN YI
/s/ Steven Yi

AMBROSE WANG
/s/ Ambrose Wang

EUGENE NONKO
/s/ Eugene Nonko

QL MANAGEMENT HOLDINGS LLC

	By:	/s/ Tigran Sinanyan
	Name:	Tigran Sinanyan
	Title:	Authorized Person

Signature Page to Third Amended and Restated LLC Agreement of QL Holdings LLC

Schedule I

Class A Members, Class A Units and Member Capital Contributions

Class A Member	Address	Class A Units	Capital Contribution (Net of Distributions)
White Mountains Capital, Inc.	23 South Main Street Hanover, NH 03755 Attention: General Counsel Email: rseelig@whitemountains.com; jlichtenstein@whitemountains.com; cdelehanty@whitemountains.com; and wbell@whitemountains.com	548,684	$0
Steven Yi	749 Amalfi Drive Pacific Palisades, CA 90272 Email: steve@mediaalpha.com	860	$0
QL Management Holdings LLC	700 S. Flower St., Suite 640 Los Angeles, CA 90017 Attention: Steven Yi Email: steve@mediaalpha.com	244,780	$0
QuoteLab Holdings, Inc.	700 S. Flower St., Suite 640 Los Angeles, CA 90017 Attention: Steven Yi Email: steve@mediaalpha.com	58,307	$0
Insignia QL Holdings, LLC	c/o Insignia Capital Group 1333 California Blvd., Ste. 520 Walnut Creek, CA 94596 Attention: Tony Broglio Email: tbroglio@insigniacap.com	158,835.1826	$35,039,354.89
Insignia A QL Holdings, LLC	c/o Insignia Capital Group 1333 California Blvd., Ste. 520 Walnut Creek, CA 94596 Attention: Tony Broglio Email: tbroglio@insigniacap.com	125,375.8174	$27,658,152.86

Schedule II

Class B Members and Class B Units

Class B Member	Address	Class B Units	Initial Participation Threshold (in millions)
Steven Yi	749 Amalfi Drive Pacific Palisades, CA 90272 Email: steve@mediaalpha.com	262	$250
QL Management Holdings LLC	700 S. Flower St., Suite 640 Los Angeles, CA 90017 Attention: Steven Yi Email: steve@mediaalpha.com	161,040	(see Management Member LLC Agreement)

Schedule III

Issued and Outstanding Common Units

Class	Issued and Outstanding Units
Class A Units	1,136,842
Class B Units	161,302

Appendix I

Tax Allocations

Set forth below are provisions regarding allocation of Profit, Losses and other tax items of the Company. Terms used herein but not otherwise defined shall have the meaning ascribed in the Third Amended and Restated Limited Liability Company Agreement (the “Agreement”), which this Appendix I is made a part of by this reference.

1. The following terms shall have the meanings ascribed below:

“Adjusted Capital Account Deficit” means with respect to any Member the deficit balance, if any, in that Member’s Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:

(i) increasing that Capital Account by any amounts which that Member is obligated to restore pursuant to this Agreement (including any note obligations) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) decreasing that Capital Account by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply, and shall be interpreted consistently, with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d).

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes except as follows:

(i) The initial Carrying Value of any asset contributed (or deemed contributed) to the Company shall be that asset’s Fair Market Value at the time of the contribution.

(ii) The Board of Directors may elect to revalue the Carrying Value of all property (whether tangible or intangible) for book purposes to reflect the Fair Market Value (as determined by the Board of Directors) of such property immediately prior to the occurrence of an event set forth in Regulations Section 1.704-1(b)(2)(iv)(f) or at such other time as the Board of Directors may decide. In the event that property is revalued pursuant to this subsection, the Capital Accounts of the Members shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(f).

(iii) If the Board of Directors does not elect to revalue property distributed to Members pursuant to subsection (ii) above, (x) the Carrying Value of that property shall be revalued for book purposes to reflect the Fair Market Value (as determined by the Board of Directors) of that property immediately prior to its distribution, and (y) the Capital Accounts of all Members shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(e).

(iv) If the adjusted tax basis of assets are adjusted pursuant to Code Sections 732, 734 or 743, the Carrying Value of those assets shall be increased or decreased to the extent provided by Regulations Section 1.704-1(b)(2)(iv)(m).

(v) The Carrying Value of an asset shall be adjusted in the same manner as would such asset’s adjusted basis for federal income tax purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

“Profits” and “Losses” for each fiscal year or other period means an amount equal to the Company’s taxable income or loss for that fiscal year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Income of the Company that is exempt from federal income tax shall be added to taxable income or loss.

(ii) Expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), shall be subtracted from taxable income or loss.

(iii) Gain or loss resulting from the disposition of a Company asset shall be determined by reference to the Carrying Value of that asset.

(iv) Items of gain, loss, depreciation, amortization or depletion that would be computed for federal income tax purposes by reference to the tax basis of a Company asset shall be determined by reference to the Carrying Value of that asset in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

(v) If the Carrying Value of any Company asset is adjusted in accordance with subparagraph (ii), (iii) or (iv) of the definition of Carrying Value, the amount of that adjustment shall be taken into account as gain or loss from the disposition of that asset.

Items that are specially allocated pursuant to this Appendix I, Section 4(ii), (iii), (iv) or (v) shall not be taken into account in computing Profits or Losses.

“Regulatory Allocations” shall have the meaning set forth in this Appendix I, Section 4(vii).

“Unitholders” means QuoteLab Holdings, Inc., a Delaware corporation, Steven Yi, Eugene Nonko and Ambrose Wang, including any other Person through which any of the foregoing Persons directly or indirectly owns his, her or its Units.

2. Capital Accounts. A Capital Account shall be maintained for each Member. Each Member’s Capital Account shall be credited with (i) the amount of cash and the initial Carrying Value of any other property (net of liabilities that the Company assumes or takes subject to) contributed by that Member and (ii) that Member’s share of Profits and any items in the nature of income or gain that are specifically allocated to that Member. Each Member’s Capital Account shall be debited with (A) that Member’s share of Losses and any items in the nature of losses or expenses that are specifically allocated to that Member and (B) the amount of money and the Carrying Value of any other property distributed to that Member (net of liabilities that such Member assumes or takes subject to) pursuant to any provision of this Agreement. Despite the preceding, each Member’s Capital Account shall be adjusted by that Member’s share of income, gain, deduction or loss described in Regulations Section 1.704-1(b)(2)(iv)(g). Each Member’s Capital Account shall include that of any predecessor to that Member in accordance with Regulations Section 1.704-1(b)(2)(iv)(l).

3. Allocations of Profits and Losses. Except as otherwise provided in this Appendix I, Section 4, Profits and Losses (and items thereof) for each fiscal year or other period shall be allocated to each Member in such a manner that, as of the end of each fiscal year, the sum of (i) the Capital Account of the Member, (ii) that Member’s share of “partnership minimum gain” (as defined and determined in accordance with Regulations Sections 1.704-2(b)(2) and 1.704-2(d)), if any, and (iii) that Member’s share of “partner nonrecourse debt minimum gain” (as defined and determined in accordance with Regulations Sections 1.704-2(i)(2) and 1.704-2(i)(3)), if any, shall be equal to the respective net amounts that would be distributed to that Member if the Company sold all of its properties for cash equal to their Carrying Values, satisfied all its liabilities, and distributed the remaining proceeds in accordance with Section 17.02(b)(ii) of the Agreement.

4. Regulatory Provisions. Despite any other provision of this Appendix I:

(i) The Agreement shall be deemed to contain (i) a “minimum gain chargeback” provision, within the meaning of Regulations Section 1.704-2(f); and (ii) a “partner minimum gain chargeback” provision within the meaning of Regulations Section 1.704-2(i)(4), and allocations shall be consistent with such provisions.

(ii) If a Member unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (to the extent of and in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of each such Member as quickly as possible. It is intended that this Appendix I, Section 4(ii) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

(iii) No loss or deduction shall be allocated to any Member to the extent that such allocation would cause or increase an Adjusted Capital Account Deficit of that Member. Any such loss or deduction shall be reallocated away from that Member and to the other Members in accordance with this Agreement, but only to the extent that such reallocation would not cause or increase an Adjusted Capital Account Deficit with respect to any other Member. To the extent that allocations of loss or deduction have been made pursuant to this Appendix I, Section 4(iii), future allocations of income and gain first shall be made to restore such allocations of loss or deduction.

(iv) Any “nonrecourse deductions,” within the meaning of Regulations Section 1.704-2(b)(1), shall be allocated to the Members in a manner selected by the Board of Directors.

(v) Any item of loss or deduction that is attributable to a “partner nonrecourse debt” (within the meaning of Regulations Section 1.704-2(b)(4)) shall be allocated to the Members that bear the economic risk of loss for such debt (within the meaning of Regulations Section 1.752-2).

(vi) If during any taxable year there is a change in any Member’s Unit ownership, allocations of income or loss for such taxable year shall take into account the varying interests of the Members in a manner selected by the Board of Directors which is consistent with the requirements of Code Section 706 and its Regulations.

(vii) The allocations set forth in this Appendix I, Sections 4(i) through Section 4(v) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations under Code Section 704. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profits and Losses or make distributions. Accordingly, notwithstanding the other provisions of this Appendix I, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby to cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profits and Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocation.

5. Tax Allocations.

(i) Except as provided in this Appendix I, Section 5(ii) below, items of Company income, gain, loss, deduction and credit shall be allocated, for federal, state and local income tax purposes, among the Members in a manner reflecting its corresponding item of Company “book” income, gain, loss or deduction allocated under Sections 3 and 4 of this Appendix I.

(ii) Items of taxable income, gain, loss and deduction with respect to Company property that has a Carrying Value different from its adjusted basis for federal income tax purposes will be shared among the Members to account for that difference in accordance with the principles of Code Section 704(c) and the Regulations thereunder. The Board of Directors may select any reasonable method or methods for making such allocations including, without limitation, any method described in Regulations Sections 1.704-3(b), (c) or (d); provided, however, that with respect to any property that is contributed by the Founders, the Management Member or QLH (whether actually or deemed for income tax purposes), the Board of Directors shall elect (and cause the Company to elect) to use the “traditional method” under Regulation 1.704-3(b) for making such allocations. In the event the Carrying Value of any Company property is adjusted pursuant to the definition of Carrying Value contained in this Appendix I, subsequent allocations of income, gain, loss and deduction with respect to that property shall take into account any variation between that property’s adjusted basis for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the Regulations thereunder; provided that if and to the extent the cash proceeds from the Acquisition (as defined in the Purchase Agreement) are not actually or deemed to be distributed to the pre-Closing members of the Company (A) the Carrying Value of the assets of the Company shall be revalued pursuant to clause (ii) of the definition of Carrying Value in connection with the contribution of such cash to the Company and (B) the Company shall use the “remedial” method under Regulation 1.704-3(d) with respect to any such revaluation.

(iii) If any portion of gain recognized from the disposition of assets by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 (the “Recapture Gain”), such Recapture Gain shall be allocated to the extent permissible in the manner in which the applicable depreciation or amortization deductions were originally allocated.

Exhibit A

Form of Joinder Agreement

QL HOLDINGS LLC

Joinder to

Third Amended and Restated Limited Liability Company Agreement

Reference is made to that certain [Class B Restricted Unit Award] [Unit Purchase Agreement], by and between QL Holdings LLC, a Delaware limited liability company (the “Company”) and                  (the “New Member”), dated as of                 , 202    , pursuant to which, the New Member will become a Member of the Company. By executing this page in the space provided, the undersigned hereby agrees (i) that he/she/it is a “Member” as defined in the Third Amended and Restated Limited Liability Company Agreement of the Company dated as of July 1, 2020, by and among the Company and the members named therein (the “Operating Agreement”), (ii) that he/she/it is a party to the Operating Agreement for all purposes, (iii) that he/she/it is bound by all terms and conditions of the Operating Agreement and (iv) that the representations and warranties of the Members set forth in Section 3.02 of the Operating Agreement are true and correct with respect the New Member as of the date hereof.

Per Unit Purchase Price for Units Acquired by New Member:

Address of New Member:

EXECUTED as of this day of , 202 .

By:

Name:
Title: